UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2009 (November 5, 2009]

MD Holdings Corp.

(Exact name of registrant as specified in its charter)

Nevada	333-149013

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rong Qiao Economic Zone
Fuqing City
Fujian Province
People’s Republic of China
300500

(Address of principal executive offices)

Registrant’s telephone number, including area code: (86-591) 8539-2532

_________

135 Carolstowne Road
Reisterstown, Maryland
21136
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act   (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

See Items 2.01 and 5.01, below, regarding the discussion of the Share Exchange Agreement dated November 5, 2009 (the “Exchange Agreement”) and the Stock Purchase Agreement dated November 5, 2009 (the “Purchase Agreement”). Copies of the Exchange Agreement and the Purchase Agreement are attached hereto as Exhibits 2.1 and 10.6, respectively.

Item 2.01.   Completion of Acquisition or Disposition of Assets.

Except as otherwise indicated by the context, references in this Report to “we”, “us”, “our” or the “Company” are to the consolidated business of Hongkong Chenxin International Development Limited, a Hong Kong company (“Chenxin”) and Fuqing Guanwei Plastic Industry Co. Ltd. (“Guanwei”), our wholly-owned subsidiaries, except that references to “our Common Stock”, “our shares of Common Stock” or “our capital stock” or similar terms shall refer to the common stock, par value $0.001 per share, of MD Holdings Corp., a Nevada corporation (“MDHO” or the “Registrant”).  “China” or “PRC” refers to the People’s Republic of China.  References to “RMB” refer to the Chinese Renminbi, the currency of the primary economic environment in which the Company operates.

OVERVIEW

The corporate structure of the Company is illustrated as follows:

MDHO was incorporated in Nevada on December 16, 2006, and has been engaged in the business of mortgage brokerage and providing traditional mortgage services in Maryland and Georgia. MDHO has been a development stage company since its inception, and to date has been unsuccessful in developing a profitable business. Our Common Stock is currently traded on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “MDHO”.

On November 5, 2009 (the “Closing Date”), MDHO closed a share exchange transaction (the Share Exchange”), described below, pursuant to which MDHO became the 100% parent of Chenxin and assumed the operations of Chenxin and its wholly-owned subsidiary, Guanwei. Guanwei was founded in April 2005 in China and is a manufacturer of recycled plastics products. Chenxin is a holding company incorporated in Hong Kong. Prior to the Share Exchange, Chenxin was 100% owned by Fresh Generation Overseas Limited, a British Virgin Islands company (the “Stockholder”). Immediately prior to the Share Exchange, MDHO was considered a “shell” company with US$170 in assets and a net loss of US$6,898 for the three (3) months ended September 30, 2009.  On the Closing Date, MDHO had liabilities of approximately $15,000.

Guanwei is principally engaged in the production and distribution of low density polyethylene (LDPE) and other recycled plastics products and is China’s largest manufacturer of LDPE. Based in Fuqing City, in the Fujian Province of China, Guanwei is the only plastic recycler in China to import all of its raw materials (i.e. plastic waste) from Europe (primarily Germany) where the cost of processing plastic waste is significantly higher than in China. The Company’s products are sold to customers in a wide range of industries, including food packaging, shoe manufacturing, architecture and engineering products, industrial equipment and supplies, and chemical and petrochemical manufacturing. Guanwei operates its business in compliance the highest environmental standards in order to meet the stringent requirements of both German and Chinese authorities. In fact, Guanwei is the only Chinese manufacturer to be issued a “Plastics Waste Processing License” by the German Environment Audit Association.

The Company’s corporate offices are located at Rong Qiao Economic Zone, Fuqing City, Fujian Province, People’s Republic of China, 300500.

PRINCIPAL TERMS OF THE EXCHANGE AGREEMENT

On November 5, 2009, MDHO entered into an Exchange Agreement with Chenxin and the Stockholder, pursuant to which MDHO acquired all of the issued and outstanding securities of Chenxin from the Stockholder in exchange for 12 million newly-issued shares of our Common Stock. As a result of the Share Exchange, Chenxin became a wholly-owned subsidiary of MDHO. Following the consummation of the Share Exchange on the Closing Date, the Stockholder beneficially owned approximately sixty percent (60%) of the voting capital stock of MDHO. The Share Exchange is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) and/or Section 351 of the Internal Revenue Code of 1986, as amended.

Simultaneously with the filing of this Current Report, we will also file with the U.S. Securities and Exchange Commission (the “SEC”) an Information Statement complying with Rule 14F-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that describes a change in a majority of MDHO’s Board of Directors (the “Board”). That change will occur no earlier than ten (10) days following the date such document is mailed to MDHO's shareholders in connection with the change of control of MDHO described in this Current Report (such date is referred to herein as the “Information Filing Date”). For further detail on the change of control, please see Item 5.02 below.

In the near future, the Company intends to change its corporate name from “MD Holdings Corp.” to “Guanwei Recycling Corp.”

PRINCIPAL TERMS OF THE PURCHASE AGREEMENT

Simultaneously with the consummation of the Share Exchange, Marshall Davis, the principal stockholder at MDHO, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with MDHO, pursuant to which Mr. Davis delivered to MDHO 64,510,540 shares of our Common Stock held by him for cancellation. In consideration for those shares, MDHO transferred to Mr. Davis of all the issued and outstanding capital stock of MD Mortgage Corporation, the wholly-owned subsidiary of MDHO (“MD Mortgage”). MD Mortgage has no operations and nominal assets.

Immediately prior to the Share Exchange, Marshall Davis, the former sole officer and sole director of MDHO, owned 65,625,000 shares of our Common Stock, which constituted 90.50% of the issued and outstanding shares of our Common Stock. Following the consummation of the transactions contemplated by the Purchase Agreement, Mr. Davis owned 1,114,860 shares of our Common Stock, which constitute 5.6% of the issued and outstanding shares of our Common Stock.

DESCRIPTION OF GUANWEI’S BUSINESS

The following is disclosure regarding the Company, including its wholly-owned and sole operating subsidiary, Guanwei, the principal business activities of which consist of the manufacturing and sales of recycled plastic products.

 General Business Overview

Guanwei was founded in China in April 2005 with registered capital of RMB 10 million (approximately US$1.46 million). Since inception, it has been principally engaged in the manufacture and distribution of low density polyethylene (“LDPE”), using imported raw material in the form of plastic waste. On November 22, 2008, Guanwei was acquired by Chenxin and became a wholly-owned by foreign investment enterprise (“WOFIE”) under PRC law. Guanwei is the sole operating subsidiary of Chenxin.

The Company is committed to sourcing and developing innovative ideas and markets for recycled materials, and concentrates on transforming plastic waste into useful plastic grains. Its mission is to be an environmentally conscious, profitable manufacturer of the plastics products of the highest quality. Guanwei procures raw material in the form of unrecycled plastic waste from its suppliers and uses this material to manufacture recycled plastic grains, which are then sold to manufacturers of consumer products in various industries. The Company specializes in the production of various recycled plastics products, the most of important of which is LDPE. In the last four years, the Company has developed four distinct grades of LPDE plastic grains, which are sold to clients to be manufactured into a broad range of end products. The Company currently sells to over 200 customers in more than 10 industries, ranging from food packaging, shoe manufacturing, architecture and engineering, industrial equipment and supplies, and chemical and petrochemical manufacturing. The Company’s LDPE products in particular are widely used in the manufacturing of chemical and functional fibers, and is the main raw material for shoe soles, insulation material, fire-proofing and water-proofing material, and foam.

Market and Industry

Since 2004, with national production capacity exceeding 20 million tons, China has become the second largest plastics products manufacturing country in the world after the United States, according to the Plastic Industry Statistics & Research Report (2008). China’s plastics industry has benefited greatly from its low production and labor costs, as the manufacturing and recycling of plastics products have been outsourced from higher-cost countries to China and other low-cost countries. The lower production costs have allowed the plastics industry worldwide to experience strong growth in sales over the last several years. In the US and Europe, plastics industries have out-performed overall manufacturing industries and are a strong force in international markets. According to the Plastic Industry Statistics & Research Report (2008), the worldwide average annual growth rate of the plastics industry from 1999 to 2005 was 5.02%, while the average GDP growth rate for the same period was 2.43%.  In China, plastic consumption growth rate from 2001 to 2005 exceeded 19% annually, while the Chinese GDP growth rate averaged 9.5% for the same period.

In particular, China’s plastics industry experienced an annual growth rate of greater than 18% from 1990 to 2001, and in 2008 the growth rate was 11%. According to the Chinese national plastic industry website, www.51pla.com, in 2007, 14,592 Chinese plastic manufacturers realized a total profit of RMB 802 billion (US $110 billion), and 16,300 manufacturers realized a total profit of RMB 964 billion (US $141 billion) in 2008. China consumed more than 50 million tons of plastics in 2008, 24% of which was produced by recycled plastics.  Industry projections from the same website show that accelerating demand for plastic products will push overall production in China to 40 million tons by 2010.

There are seven types of plastic polymers, each with specific properties, which are used worldwide for various packaging applications. Each group of plastic polymers can be identified by its Plastic Identification Code (PIC), which is usually a number or a letter abbreviation. The PIC appears inside a three-chasing arrow recycling symbol. The symbol is used to indicate whether the plastic can be recycled into new products. The PIC identification system was introduced by the Society of the Plastics Industry, Inc., which provides a uniform system for the identification of different polymer types and helps recycling companies to separate different plastics for reprocessing. Manufacturers of plastic products are required to use PIC labels in some countries/regions and can voluntarily mark their products with the PIC where there are no requirements. Consumers can identify the plastic types based on the codes usually found at the base or at the side of the plastic products, including food/chemical packaging and containers.

The seven types of plastics polymers used in packaging are listed in the chart below, along with a brief description of the properties and common applications of each. A more detailed description of each polymer type follows the chart.

Plastic Identification Code	Type of plastic polymer	Properties	Common Packaging Applications

	Polyethylene Terephthalate (PET, PETE)	Clarity, strength, toughness, barrier to gas and moisture.	Soft drink, water and salad dressing bottles; peanut butter and jam jars

	High Density Polyethylene (HDPE)	Stiffness, strength, toughness, resistance to moisture, permeability to gas.	Milk, juice and water bottles; trash and retail bags.

	Polyvinyl Chloride (PVC)	Versatility, clarity, ease of blending, strength, toughness.	Juice bottles; cling films; PVC piping

	Low Density Polyethylene (LDPE)	Ease of processing, strength, toughness, flexibility, ease of sealing, barrier to moisture.	Frozen food bags; squeezable bottles, e.g. honey, mustard; cling films; flexible container lids.

	Polypropylene (PP)	Strength, toughness, resistance to heat, chemicals, grease and oil, versatile, barrier to moisture.	Reusable microwaveable ware; kitchenware; yogurt containers; margarine tubs; microwaveable disposable take-away containers; disposable cups and plates.

Polystyrene (PS)	Versatility, clarity, easily formed	Egg cartons; packing peanuts; disposable cups, plates, trays and cutlery; disposable take-away containers;

Other (often polycarbonate or ABS)	Dependent on polymers or combination of polymers	Beverage bottles; baby milk bottles; electronic casing.

Polyethylene terephthalate (PET)

PET is among the most-recycled polymers worldwide. Its barrier properties make it the material of choice for mineral water and carbonated drink bottles, and it can be recycled a number of times. The material is also used to make food trays, and is commonly found as a laminate in films. A high proportion of mixed bottles, typically PET combined with HDPE, are exported from China.

High-density polyethylene (HDPE)

HDPE is most commonly used for milk containers.  The Chinese government has set a target that 50% of milk containers must be made of recycled materials by 2020, so the recycling rate of HDPE will likely increase. HDPE is also used for bleach and other cleaning product containers, and is also found in films and some thin-gauge carriers and fresh produce bags. As with PET, price is dictated by quality and markets offer a wide range of prices according to the level of purity of the polymer. HDPE is a versatile polymer that can be manipulated to control transparency.

Polyvinyl chloride (PVC)

PVC is a popular polymer for a range of applications, including food packaging, where it is found in some thermoformed trays. It is also used in the manufacture of plastic wrapping film. PVC can contaminate some PET products, however, which impedes the collection and thus the recycling of PET. Through the introduction of reclamation facilities that focus solely on plastics and recycling plastic products, more color and polymer separation is possible, which would help develop the rates of recycling of all polymers, including PVC.

Low-density polyethylene (LDPE)

LDPE is used in food trays, but a more common application is in wrapping films and bags because it is very flexible. It is easily cleaned, has strong impact resistance and is unreactive at room temperature in the absence of a strong oxidizing agent. LDPE can withstand moderately high temperatures, does not absorb moisture and is chemical and corrosion resistant. LDPE’s tensile force is lower than that of HDPE and its resilience is higher. The collection of LDPE is particularly challenging given the relatively low-value of its end products, which can make the recycling of LDPE less cost-efficient, so its recycling rates are lower than other polymers.

Polypropylene (PP)

PP comprises a large proportion of mixed plastics products that are recycled for collection, other than plastic bottles. PP is widely used in packaging in food containers and trays, screw tops and as a film. It can be easily recovered and recycled into a wide range of applications.  Its recycling rates are typically quite high.

 Polystyrene (PS)

PS is found in yogurt containers and food trays, and in its expanded form, in protective packaging and hot drinks cups. Research has shown that PS comprises a small part of the waste stream, but as with other rigid packaging plastics, it is likely to form part of future mixed plastics recycling trials, which focus on new ways to recycle and to enhance the collection of recyclable products.

Recycling Awareness

There is a growing awareness in the global economy about issues surrounding waste management, and recycling processes and recycled products are being developed to address these issues. The advantages of recycling waste material, much of which consists of metal, paper, glass and plastic packaging, are being increasingly recognized by the global community.  The environmental benefits of recycled plastics products are well known, and in addition, our management experience indicates that recycled plastics can be 40% cheaper than virgin polymers. Recycling rates in China vary among the different polymer types, but the overall trend for each polymer type is increasing.

Currently, most of the recycled plastics products manufactured in China use imported raw material in the form of plastic waste.  There is great opportunity to further develop the plastics recycling market in China by relying on domestic suppliers of raw material.  According to the Plastics Industry Statistics & Research Report (2008), in 2007, only approximately 14 million tons, or 24% of the total amount of plastic being consumed in China was recycled.  The total value of the unrecycled plastic waste in China is currently estimated to exceed RMB 28 billion (approximately US$ 4.1 billion) per year.

Guanwei’s Recycling Process

Guanwei’s plastics recycling process begins with procuring raw material, which it sources primarily from Europe - particularly from Germany.  All the raw material the Company purchases is previously unrecycled plastic waste, making it a strong plastic that is most suitable in the manufacturing of Guanwei’s plastic grains.  The Company does not procure plastic waste from China because most of the plastic waste available domestically has already been recycled, and it therefore has a lower tensile force.

The raw material is shipped directly from the supplier to Guanwei’s 60,000 square meter raw material storage and manufacturing plant in special containers which are approved by the Chinese government. Once in Guanwei’s facility, the plastic waste is then classified and sorted by hand based on polymer type and color.  Guanwei has over 150 workshop employees who help sort raw material and who are paid per piece in order to increase productivity.  Guanwei focuses on recycling of LDPE products, so the non-LDPE materials are sorted out first, which accounts for approximately 8% of the raw material. This non-LDPE material is packed and sold to manufacturers who specialize in plastic production using the respective materials.

After the LDPE material is sorted by color, it is sent to the smashing workshop, where it is smashed and cut into pieces by one of Guanwei’s eight smashing machines. The material is then washed and cleaned at least two to three times in order to eliminate impurities. This enhances the whiteness of the material, which results in a higher grade end-product. Once washed, the material is packed into square containers and sent to the plastic grain manufacturing area of the workshop, where there are 32 plastic grain machines. The material is fed into the grain machines, which break down the material and form it into small grains of recycled plastic, which are then sold to consumers in various manufacturing industries.

The waste water from the washing process is treated in Guanwei’s sewage treatment area, which comprises over 4,800 square meters. The water is discharged into rectangular sediment pools through a fence, which eliminates any large pieces of waste. Most of the inorganic suspended particles and insoluble organic material are separated out in the sedimentation pool.  Each sediment pool has a sewage pumps for condensing the inorganic material into sludge, which is then dried and used as compost.  The waste water is then run through a reaction pool, where the coagulant agents PAC and PAM are added. The water is then processed again in the sediment pool before it is sand filtered and run back to the workshop for re-use.

In 2008, Guanwei’s production yield, which is the amount of granular plastic end-product produced per ton of raw material, was approximately 72%. The Company expects that yield to increase to over 75% as production processes and techniques improve.

Products

Guanwei currently manufactures a number of recycled plastics products made from LDPE, and is the largest manufacturer of recycled LDPE in China. LDPE is easily processed and is defined by a density range of 0.910-0.940 g/cm3.  It is moisture resistant and can withstand continuous temperatures of 175°F, and can withstand temperatures of nearly 200° F for short periods of time. LDPE is chemical and corrosion resistant.  It has high resilience and low density, making it an extremely light weight and flexible plastic. It also meets food handling guidelines and is easily cleaned, and therefore it is ideal for food packaging, wraps and films.

LPDE can be produced in both translucent or opaque varieties, and the principal difference between virgin LPDE and recycled LPDE is that recycled LDPE cannot be completely transparent. Some manufacturers have strict color requirements, so they will not purchase recycled LPDE. However, recycled LPDE is attractive to manufacturers without color requirements, as the virgin plastic selling price in China is can be as high as RMB 4000 (US$585) per ton higher than recycled LDPE.

Guanwei produces four types of LDPE plastic grains. The grade is determined by the color of the plastic grain, with higher grade denoting that the grain is whiter. Higher grade plastic grains are more expensive.

☐	Grade A	This is a white LDPE grain and accounts for approximately 30% of Guanwei’s sales.

☐	Grade B	This is a white LDPE grain and accounts for approximately 20% of Guanwei’s sales.

☐	Grade C	This is a white LDPE grain and accounts for approximately 20% of Guanwei’s sales.

☐	Grade D	This is a black LDPE grain and accounts for approximately 30% of Guanwei’s sales.

Currently, the demand for Guanwei’s products exceeds the amount Guanwei is able to produce. Therefore, Guanwei does not currently have any plans to develop new products.  However, the Company intends to enhance its manufacturing process and increase its training of more skilled workers, and thereby increase productivity.

All of Guanwei’s products are manufactured in its 60,000 square meter warehouse and manufacturing facility located in Fuqing City. The Company has a sewage treatment area for processing the waste water used in the manufacturing process, which exceeds 4800 square meters.

Raw Materials and Major Suppliers

Because an important step in the recycling of plastic waste is sorting and classifying the raw material, Guanwei obtains all of its raw material from foreign suppliers (primarily in Europe), where it can obtain raw material which consists solely of unrecycled plastic, and where the sorting and classification techniques are superior to those used in China. Guanwei’s five primary suppliers are located in Europe and the Company has one wholesaler in Hong Kong from which it also purchases some raw material. Guanwei is one of the few plastics importer-manufacturers in China with a compliance certificate from the German Environment Auditor for meeting certain minimum emissions standards, which allows Guanwei access to German suppliers. Guanwei does not have any long-term contracts with its suppliers, but rather purchases raw materials on a purchase order basis at prevailing market prices.

The raw materials are transported to the port of Jiangyin in China by ocean freighters. As the importer of the raw materials, Guanwei covers the cost of shipping from the supplier to Guanwei’s facility. Each imported container weighs about 20 tons, and shipping costs between US $500-$800, including insurance. The raw materials are then transported from the port in Jiangyin to the Company’s facility by truck at a cost of approximately US $87 per container. Each container is subject to an import tax imposed by the Chinese government of 6%, which is down from 7.5% in 2008, and is also subject to a value-added tax of 17%.

Importers of plastic waste into the PRC are subject to an import quota regulated by the Ministry of Environmental Protection. Guanwei has been approved for an import quota of 24,000 tons of plastic waste per year, and for a number of years, Guanwei has also been permitted to use of the 35,000 tons per year import quota granted to Fuqing Huan Li Plastics Company Limited (“Huan Li”). Huan Li has not had any significant operations since 2005, but its import quota remains valid. Chen Min, our Chief Executive Officer, is a director of Huan Li.

Although Guanwei has not previously experienced difficulties receving permission from Huan Li to use its import quota, there can be no guarantee that the import quota will be available to Guanwei in the future as Huan Li can rescind its permission at any time. The unavailability of Huan Li’s import quota could have a material and adverse effect on Guanwei’s business, financial condition and results of operations. Without the import quota Guanwei would have to purchase domestically supplied plastic waste, which would increase production costs, as domestic plastic waste is often poorly sorted. Additionally, domestic plastic waste could negatively impact the quality of Guanwei’s products because most of it has already been recycled, and it therefore has a lower tensile force.

As Huan Li has no material operations, Guanwei could apply for official transfer of Huan Li’s import quota to Guanwei. As Guanwei’s operations expand, it intends to apply for an increase in its import quota, which is subject to review by the Ministry of Environmental Protection on an annual basis.

Product Sales, Distribution and Marketing

Guanwei has a sales team of six people, led by Mr. Gao Juguang, an industry veteran with over 15 years of plastic sales experience.  The Company is focused on diversifying its client base and increasing its sales volume to the infrastructure-building industry.  Mr. Gao and the sales team work toward these goals by developing new client relationships through site visits, personal telephone calls and presentations and presenting product samples to the potential customers. Guanwei also relies on word-of-mouth to strengthen its reputation and secure sales from local customers. Due to its product quality and reputation, Guanwei has experienced a great deal of success securing regular customers after their first usage of the products.

Guanwei sells its products directly to end-users of the plastic grains, many of whom contact Guanwei directly for pricing quotes. The Company does not advertise or promote its products heavily, as the demand for the products currently exceeds supply.  The Fujian Province, where Guanwei’s manufacturing facilities are located, is one of the largest shoe-manufacturing bases in China. Guanwei sells between 30% to 50% of its product to these shoe manufacturers, many of whom are located within 200 km of Guanwei’s facilities. The cost savings resulting from importing raw materials directly from foreign suppliers and not using distributors or wholesalers means that Guanwei’s selling prices are very competitive.

 All of Guanwei’s customers pre-pay for the products they purchase and the price includes all all shipping and transportation costs. Guanwei typically sells its products on a purchase order basis, but occassionally enters into one-year supply agreements with customers. The purpose of such agreements is to set the prices at which products are to be sold to such customers during the following year. The customer base is spread across different geographic markets and different industries, such as shoe manufacturing, food packaging, construction material manufacturing (such as fire- and water-proofing material, plastic pipes), and outdoor furniture manufacturing.  No single customer represents over five percent of sales volume or net revenue. Guanwei does not foresee any difficulties in sales as it is well-insulated against fluctuating demands in any one industry.

Competition

Guanwei has several competitive advantages over its competitors, including the following:

Experienced management team

Guanwei’s senior management team has extensive business and industry experience, which has been instrumental in the development of Guanwei’s strong supplier and customer relationships and manufacturing processes. For additional information regarding Guanwei’s management team, please see the description of directors and management later in this Current Report.

Well-established manufacturing capabilities

In China, the vast majority of plastic recycling companies are small-scale craftsmen shops lacking the capacity to properly process raw materials, deal with sewage treatment issues and meet required environmental standards.  In comparison, Guanwei has a large, 60,000 square meter warehouse and manufacturing facility in which it produces various plastics products, and also has a sewage treatment facility that is able to filter and process the waste products resulting from the manufacturing. Guanwei’s two main Chinese competitors are Fujian Huaxia Plastics Corp. and Youfeng Plastics Corp., each of which produce about 20,000 tons per year of recycled plastic products.  Comparatively, Guanwei’s production capacity is 50,000 tons annually.  In 2008, over 30,600 tons of plastic waste was processed into 23,350 tons of recycled LDPE for sale by Guanwei. Additionally, production costs for both of these companies are higher than Guanwei’s because they purchase their raw materials from wholesalers in Hong Kong, whereas Guanwei imports almost all of its raw materials directly from suppliers. Furthermore, Guanwei is the only LDPE importer in China with manufacturing capabilities, and the only plastics manufacturer in China which has obtained the “Plastics Waste Processing License,” issued by German Environment Audit Association, as discussed further below.

Steady supply of imported raw material and no middleman

Guanwei is a forerunner among imported plastic waste processors and plastic material manufacturers. It has a steady supply of raw material from suppliers located throughout Europe and elsewhere outside China. The imported raw material is of a high quality, allowing Guanwei to benefit from efficiencies in the manufacturing of its products. Additionally, Guanwei imports the raw material directly, which cuts costs that would otherwise be paid to an importer, and Guanwei is located near a major port, so freight costs are kept low.

Broad range of end-users

The Company sells its plastics products to over 200 customers in over 10 industries. Its products are used to produce a wide variety of end products, including shoe soles, food packaging containers, and construction equipment, an industry the Company is focusing on expanding into further as the Chinese government’s stimulus plan has substantially increased infrastructure construction in China.  Because the Company’s client base is so diverse, the Company is insulated from fluctuating market demands in any one industry.

Only importer-manufacturer in China with a Certificate of Approval from the German Environment Auditor

The German Environment Auditor provides certificates of approval for certain plastics manufacturers which meet the Auditor’s environmental standards.  Manufacturers are subject to inspections relating to air, water and noise discharge. German suppliers are only allowed to sell plastics waste to manufacturers who have this certificate. Guanwei is currently the only Chinese importer and manufacturer with this certificate.

Employees

Guanwei currently has 600 full-time employees working in the workshops, and 20 employees in management positions.

Costs and Effects of Compliance with Environmental Laws

Currently, Guanwei’s manufacturing processes are in compliance with all Chinese laws and environmental standards.

Research and Development

Guanwei does not currently have plans to develop new products because the demand for LDPE plastic grains already exceeds our manufacturing capabilities. Guanwei is in the process of improving its processes by testing the addition of Ethylene-Propylene-Diene Monomer (EPDM), a cleaning solvent, during the smashing and cleaning stage in order to improve the cleanliness of the end product and Guanwei’s production margins. There are nominal costs associated with the Company’s research and development.

RISK FACTORS

The financial condition, business, operations, and prospects of the Company involve a high degree of risk. You should carefully consider the risks and uncertainties described below, which constitute the material risks relating to the Company, and the other information in this Current Report. If any of the following risks are realized, the Company’s business, operating results and financial condition could be harmed and the value of the Company’s stock could suffer. This means that investors and stockholders of the Company could lose all or a part of their investment.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

The operations of Guanwei, our sole operating subsidiary, are wholly conducted in the People’s Republic of China (“China” or “PRC”). Accordingly, its businesses, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC economy.

Certain Political and Economic Considerations Relating to China Could Adversely Affect Our Company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved.

Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

The Chinese Government Exerts Substantial Influence Over The Manner In Which We Must Conduct Our Business Activities Which Could Adversely Affect Our Company.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and State ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in China.

The Chinese Legal System Has Inherent Uncertainties That Could Limit The Legal Protections Available To You.

Guanwei’s contractual arrangements in China are governed by the laws of the PRC. China’s legal system is based upon written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited value as precedents. Since 1979, the Chinese legislative bodies have promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties, and therefore you may not have legal protections for certain matters in China.

Because Our Assets Are Located In China, Any Dividends Of Proceeds From Liquidation Is Subject To The Approval Of The Relevant Chinese Government Agencies.

Our assets are located inside China. Under the laws governing foreign invested enterprises in China, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payments will be subject to the decision of our Board of Directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to both the relevant government agency’s approval and supervision as well the foreign exchange control. This may generate additional risk for our investors in case of dividend payments and liquidation.

Future Inflation In China May Inhibit Our Activity To Conduct Business In China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past twenty years, the rate of inflation in China has been as high as 24.1% in 1994 and as low as -1.4% in 1999 (according to National Bureau of Statistics of China). These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China and thereby harm our business operations.

Capital Outflow Policies In China May Hamper Our Ability To Pay Dividends To Stockholders In The United States

The People’s Republic of China has adopted currency and capital transfer regulations. These regulations require that we comply with complex regulations for the movement of capital. Although Chinese governmental policies were introduced in 1996 to allow the convertibility of RMB into foreign currency for current account items, conversion of RMB into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of the State Administration of Foreign Exchange. We may be unable to obtain all of the required conversion approvals for our operations, and Chinese regulatory authorities may impose greater restrictions on the convertibility of the RMB in the future. Because all of our current revenues and most of our future revenues will be in RMB, any inability to obtain the requisite approvals or any future restrictions on currency exchanges will limit our ability to fund our business activities outside China or to pay dividends to our shareholders.

Currency Conversion And Exchange Rate Volatility Could Adversely Affect Our Financial Condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China (PBOC) publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises (“FIEs”), for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Since 1994, the exchange rate for Renminbi against the United States dollars has remained relatively stable, most of the time in the region of approximately RMB8.28 to US$1.00. However, in 2005, the Chinese government announced that would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. Dollar. As our operations are primarily in China, any significant revaluation of the Renminbi may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert United States dollars into Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Renminbi we convert would be reduced.

The Value Of Our Securities Will Be Affected By The Foreign Exchange Rate Between U.S. Dollars And Renminbi.

The value of our Common Stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the Company, and the price of our Common Stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our Common Stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our China operations would be reduced.

You May Experience Difficulties In Effecting Service Of Legal Process, Enforcing Foreign Judgments Or Bringing Original Actions In China Based On United States Or Other Foreign Laws Against Us.

We conduct our operations in China and most of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon such directors or executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the U.S. and many other countries that provide for the reciprocal recognition and enforcement of judgment of courts. As a result, recognition and enforcement in China of judgments of a court of the U.S. or any other jurisdiction in relation to any matter may be difficult or impossible.

Our Significant Amount Of Deposits In Certain Banks In China May Be At Risk If These Banks Go Bankrupt During Our Deposit Period .

At June 30, 2009, we had approximately US$6,003,535 on deposit with banks in China, which constitutes approximately all of our total cash. The terms of these deposits are, in general, up to twelve (12) months. Historically, deposits in Chinese banks are secure due to the state policy on protecting depositors’ interests. However, China promulgated a new Bankruptcy Law in August 2006, which became effective on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the new Bankruptcy Law, a Chinese bank may go bankrupt. In addition, since China’s concession to WTO, foreign banks have been gradually permitted to operate in China and have been severe competitors against Chinese banks in many aspects, especially since the opening of Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy of those banks in which we have deposits has increased. In the event of bankruptcy of one of the banks which holds our deposits, we are unlikely to recover our deposits back in full since we are unlikely to be classified as a secured creditor based on PRC laws.

RISKS RELATING TO OUR BUSINESS

We Cannot Predict Whether We Will Meet Internal or External Expectations Of Future Performance.

We believe that our future success depends on our ability to significantly increase revenue from processing recycled plastic wastes. Accordingly, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies with a limited operating history. These risks include our ability to:

☐	develop new and innovative processing methods, including processes which increase production yield;

☐	respond effectively to competitive pressures and address the effects of strategic relationships or corporate combinations;

☐	maintain our current, and develop new, strategic relationships with customers and suppliers;

☐	increase awareness of our products and continue to build customer loyalty; and

☐	attract and retain qualified management, consultants and employees.

We Cannot Assure You That Our Organic Growth Strategy Will Be Successful.

One of our growth strategies is to grow organically through increasing the sale of our products by increasing our output volume and entering new markets in China and internationally. However, many obstacles to increasing our market share and entering such new markets exist, including, but not limited to, costs associated with increasing market share and entering into such markets and attendant marketing efforts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this organic growth strategy successfully may have a negative impact on our ability to grow and on our future financial condition, results of operations or cash flows.

Our Business And Growth Could Suffer If We Are Unable To Hire And Retain Key Personnel That Are In High Demand.

We depend upon the continued contributions of our senior management and other key personnel, including external experts and advisers. The loss of the services of any of our executive officers or other key personnel could have a material adverse effect on our business, operations, revenues or prospects. We do not maintain key man insurance on the lives of these individuals at present. As we plan to expand, we will have to attract managerial staff. We may not be able to identify and retain qualified personnel due to our lack of understanding of different cultures and lack of local contacts. This may impede any potential expansion. Our future success will also depend on our ability to attract and retain highly skilled and qualified technical, engineering, managerial, finance, marketing, security and customer service personnel in China. Qualified individuals are in high demand, and we may not be able to successfully attract, assimilate or retain the personnel we need to succeed.

We May Not Be Able To Manage Our Expanding Operations Effectively, Which Could Harm Our Business.

We anticipate expanding our business as we address growth in our customer base and market opportunities. In addition, the geographic dispersion of our operations as a result of overall internal growth requires significant management resources that our locally-based competitors do not need to devote to their operations. In order to manage the expected growth of our operations and personnel, we will be required to improve and implement operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Further, our management will be required to maintain and expand our strategic relationships necessary to our business. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. If we are not successful in establishing, maintaining and managing our personnel, systems, procedures and controls, our business will be materially and adversely affected.

If We Need Additional Capital To Fund Our Growing Operations, We May Not Be Able To Obtain Sufficient Capital And May Be Forced To Limit The Scope Of Our Operations.

We may experience increased capital needs and we may not have enough capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the success of our competitors; (iii) the amount of our capital expenditures; and (iv) new investments. We cannot assure you that we will be able to obtain capital in the future to meet our needs. If we cannot obtain additional funding, we may be required to:

☐	reduce our investments;

☐	limit our expansion efforts; and

☐	decrease or eliminate capital expenditures.

Such reductions could materially adversely affect our business and our ability to compete. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We depend on a limited number of suppliers for a majority of our supplies.  The inability to secure raw materials could affect our production output and reduce our revenues.

We primarily import plastics wastes from five suppliers located in Europe and Hong Kong. Failure to maintain good relationships with our current suppliers or to develop a new supply source of raw materials could negatively affect our ability to obtain the raw materials used in our products in a timely manner. If we are unable to obtain ample supplies of raw material from our existing suppliers or develop alternative supply sources, we may be unable to satisfy our customers’ orders which could materially and adversely affect our revenues and our relationship with our customers.  Furthermore, we are dependent on our suppliers for the timely delivery of materials that we require for our operations. Should our suppliers fail to deliver such materials on time, and if we are unable to source these materials from alternative suppliers on a timely basis, our revenue and profitability could be adversely affected.

The success of our business is heavily dependent upon our ability to secure raw plastic.

Our ability to generate revenue depends upon our ability to secure raw plastic. There is a world-wide market for these materials, and the Company faces competition from other low-cost users. To the extent that we are unable to secure enough raw plastic, our business, financial condition and results of operations will be materially adversely affected.

The Chinese government limits the amount of plastic waste which may be imported, and as such, we may not be able to import sufficient raw materials.

The Chinese government limits the amount of plastic wastes which may be imported into China.  Although we have not experienced difficulties obtaining and renewing our import license in the past, we can not guarantee the license will be approved in the future. If we fail to obtain the import license, we may have to use domestically supplied plastics wastes for our manufacturing. Domestic plastic wastes are typically poorly sorted, so utilizing the domestic raw material increase production costs.

Our production costs and revenues are impacted by increases in the cost of labor, shipping and other expenses.

The manufacturing of recycled plastics is highly labor-intensive as all raw material classification is done by hand.  A sharp increase of in pay or a mandatory welfare/insurance contribution by employers would cause an increase in production costs and would reduce our profit margin. Additionally, as all of the raw material used in our manufacturing is imported, an increase in the freight costs of importing such material would increase our production costs and thus negatively impact our revenues.

We are dependent on use of an import quota granted to us by another company, the loss of which could materially affect our ability to secure high quality raw materials for our manufacturing processes.

In the PRC, imports of plastic waste are subject to an import quota regulated by the Ministry of Environmental Protection. We have been approved for an import quota of 24,000 tons of plastic waste per year. We have also been permitted to use of the 35,000 tons per year import quota granted to Fuqing Huan Li Plastics Company Limited (“Huan Li”). Huan Li has not had any significant operations since 2005, but its import quota remains valid. Chen Min, our Chief Executive Officer, is a director of Huan Li.

Although we have not previously experienced difficulties with regard to Huan Li permitting us to use its import quota, there can be no guarantee that the import quota will be available to us in the future. Huan Li can rescind its grant to us of the import quota at any time. If we are unable to use Huan Li’s import quota, our business, financial condition and results of operations would be materially adversely affected. Without the import quota we may have to purchase domestically supplied plastic waste for our manufacturing processes.  Domestic plastic waste is typically poorly sorted, which increases our production costs and most of the plastic waste available domestically has already been recycled, and it therefore has a lower tensile force which would negatively impact the quality of our products.

We May Be Classified As A Passive Foreign Investment Company, Which Could Result In Adverse U.S. Tax Consequences To U.S. Investors.

Based upon the nature of our income and assets, we may be classified as a passive foreign investment company, or PFIC, by the United States Internal Revenue Service for U.S. federal income tax purposes. This characterization could result in adverse U.S. tax consequences to you. For example, if we are a PFIC, our U.S. investors will become subject to increased tax liabilities under U.S. tax laws and regulations and will become subject to more burdensome reporting requirements. The determination of whether or not we are a PFIC is made on an annual basis, and those determinations depend on the composition of our income and assets, including goodwill, from time to time. We intend to operate our business so as to minimize the risk of PFIC treatment, however you should be aware that certain factors that could affect our classification as PFIC are out of our control. For example, the calculation of assets for purposes of the PFIC rules depends in large part upon the amount of our goodwill, which in turn is based, in part, on the then market value of our shares, which is subject to change. Similarly, the composition of our income and assets is affected by the extent to which we spend the cash we have raised on acquisitions and capital expenditures. In addition, the relevant authorities in this area are not clear and so we operate with less than clear guidance in our effort to minimize the risk of PFIC treatment. Therefore, we cannot be sure whether we are not and will not be a PFIC for the current or any future taxable year. In the event we are determined to be a PFIC, our stock may become less attractive to U.S. investors, thus negatively impacting the price of our stock.

Environmental Compliance And Remediation Could Result In Substantially Increased Capital Requirements And Operating Costs Which Could Adversely Affect Our Business

Guanwei is subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. Our consolidated business and operating results could be materially and adversely affected if Guanwei were required to increase expenditures to comply with any new environmental regulations affecting its operations. We could, in the future, incur a material liability resulting from the costs of complying with environmental laws, environmental permits or any claims concerning noncompliance, or liability from contamination.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at third-party sites for which we are liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional expenditures, some of which could be material.

If environmental regulation enforcement is relaxed, the demand for our products may decrease.

The demand for our services is substantially dependent upon the public’s concern with, and the continuation and proliferation of, the laws and regulations governing the recycling of plastic. A decrease in the level of public concern, the repeal or modification of these laws, or any significant relaxation of regulations relating to the recycling of plastic would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition.

We face competition from other companies, which could force us to lower our prices, thereby adversely affecting our operating margins, financial condition, cash flows and profitability.

The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. We believe that one significant competitive factor for our products is selling price. Although we do not aspire to be the lowest cost provider but rather the highest value provider to our customers, we could be subject to adverse results caused by our competitors’ pricing decisions. If we do not compete successfully, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

Our Sales Are Dominated By Sales in China Which Could Have An Adverse Effect On Our Business

For each of the two most recent fiscal years, almost all of our sales were derived from customers in China. We expect that the domestic market in China will continue to be our major market. Our business is therefore heavily dependent on the demand for plastics in China and the domestic market prices of LDPE. In the event that there is any material adverse change in the level of the demand of raw material for plastic products in China or if there are a significant price fluctuations in China, our performance could be adversely affected.

RISKS RELATING TO OUR COMMON STOCK

Our Common Stock Price May Be Volatile And Could Decline In The Future.

The stock market in general and the market price for other companies based in the PRC have experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies in China have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our Common Stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our Common Stock:

☐	announcements of technological innovations by us or our competitors;

☐	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

☐	our financial position and results of operations;

☐	litigation;

☐	period-to-period fluctuations in our operating results;

☐	changes in estimates of our performance by any securities analysts;

☐	new regulatory requirements and changes in the existing regulatory environment;

☐	the issuance of new equity securities in a future offering;

☐	changes in interest rates;

☐	changes in environmental standards;

☐	market conditions of securities traded on the OTCBB;

☐	investor perceptions of us and the plastics recycling industry generally; and

☐	general economic and other national conditions.

The Trading Market In Our Common Stock Is Limited And May Cause Volatility In The Market Price.

Our Common Stock is currently traded on a limited basis on the OTCBB under the symbol “MDHO”. The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASD’s automated quotation system, or the NASDAQ Stock Market. Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for the NASDAQ Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain.

The quotation of our Common Stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Thus, the market price for our Common Stock is subject to volatility and holders of Common Stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

☐	investors may have difficulty buying and selling or obtaining market quotations;

☐	market visibility for our Common Stock may be limited; and

☐	a lack of visibility for our Common Stock may have a depressive effect on the market for our Common Stock.

We May Have Difficulty Raising Necessary Capital To Fund Operations As A Result Of Market Price Volatility For Our Shares Of Common Stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of Common Stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Our Common Stock Is Considered A “Penny Stock” And As A Result, Related Broker-Dealer Requirements Affect Its Trading And Liquidity.

Our Common Stock is considered to be a “penny stock” since it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Exchange Act. These include but are not limited to the following: (i) the common stock trades at a price less than $5.00 per share; (ii) the common stock is not traded on a “recognized” national exchange; (iii) the common stock is not quoted on the NASDAQ Stock Market, or (iv) the common stock is issued by a company with average revenues of less than US$6,000,000 for the past three (3) years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend our Common Stock to investors, thus hampering its liquidity.

Section 15(g) and Rule 15g-2 require broker-dealers dealing in penny stocks to provide potential investors with documentation disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the documents before effecting any transaction in a penny stock for the investor’s account. Potential investors in our Common Stock are urged to obtain and read such disclosure carefully before purchasing any of our shares.

Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives.

Compliance with these requirements may make it more difficult for holders of our Common Stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Shares Eligible For Future Sale May Adversely Affect The Market Price Of Our Common Stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain limitations. Any substantial sale pursuant to Rule 144 may have an adverse effect on the market price of our Common Stock.

One Stockholder Exercises Significant Control Over Matters Requiring Stockholder Approval.

After giving effect to the issuance of shares of our Common Stock pursuant to the Share Exchange, one stockholder (Fresh Generation Overseas Limited, a British Virgin Islands corporation, hereinafter the “Stockholder”) has voting power equal to approximately 60% of our voting securities as of the date of this Current Report. As described in greater detail later in this Current Report, Chen Min, our Chief Executive Officer and a director, is the beneficial owner of the shares of our Common Stock held by the Stockholder. As a result, Chen Min, through such indirect stock ownership, can exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by stockholders other than the Stockholder.

We May Incur Significant Costs To Ensure Compliance With U.S. Corporate Governance And Accounting Requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We May Be Required To Raise Additional Financing By Issuing New Securities With Terms Or Rights Superior To Those Of Our Shares Of Common Stock, Which Could Adversely Affect The Market Price Of Our Shares Of Common Stock.

We may require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of Common Stock, which could adversely affect the market price and the voting power of shares of our Common Stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of Common Stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We May Have Difficulty Establishing Adequate Management And Financial Controls In China And In Complying With U.S. Corporate Governance And Accounting Requirements Which Could Have An Adverse Affect On Our Business

The PRC has only recently begun to adopt the management and financial reporting concepts and practices that investors in the United States are familiar with.  We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are expected of a United States public company.  If we cannot establish such controls, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards, which could have an adverse affect on our business.

Standards For Compliance With Section 404 Of The Sarbanes-Oxley Act Of 2002 Are Uncertain, And If We Fail To Comply In A Timely Manner, Our Business Could Be Harmed And Our Stock Price Could Decline.

Rules adopted by the SEC, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards and will impose significant additional expenses on us. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We Do Not Foresee Paying Cash Dividends In The Foreseeable Future.

Although Chenxin has previously paid cash dividends to its shareholders, MDHO has not paid cash dividends on its Common Stock and does not plan to pay cash dividends on its Common Stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The purpose of this section is to discuss the financial condition, changes in financial condition and results of operations of the company. This includes discussion of (i) liquidity (ii) capital resources (iii) results of operations and (iv) off-balance sheet arrangements, plus any other information that would be necessary to an understanding of the company’s financial condition, changes in financial condition and results of operations. References in this section to “we”, “us”, “our” or the “Company” are to the consolidated business of Hongkong Chenxin International Development Limited (“Chenxin”) and its wholly-owned subsidiary, Fuqing Guanwei Plastic Industry Co. Ltd. (“Guanwei”).

Forward Looking Statements

The following discussion of our financial condition and results of operations is based upon and should be read in conjunction with our consolidated financial statements and their related notes included in this Current Report. This report contains forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

Business Overview

Prior Operations of MDHO

Since its inception on December 13, 2006, MDHO has been engaged in the business of providing traditional mortgage services. MDHO has been unsuccessful in developing a profitable business and ceased its operations effective December 31, 2008.

The Share Exchange

On November 5, 2009, MDHO entered into a Share Exchange Agreement with Chenxin and Fresh Generation Overseas Limited (the “Stockholder”), whereby MDHO acquired all of the issued and outstanding securities of Chenxin from the Stockholder in exchange for the issuance by MDHO to the Stockholder of 12 million newly-issued shares of our Common Stock. As of the Closing Date, the Stockholder beneficially owns sixty percent (60%) of the voting capital stock of MDHO. As a result of the Share Exchange, Chenxin became a wholly-owned subsidiary of MDHO.

Current Business of the Company

Following the Share Exchange, MDHO, through its indirect wholly-owned subsidiary Guanwei, which is located in Fuqing City, Fujian Province, PRC, imports and recycles LDPE plastic scrap material into granular plastic for use in the manufacture of various consumer products. Guanwei is one of the biggest recycled LDPE manufacturers in China.

Critical Accounting Policies, Estimates and Assumptions

Accounting Principles

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of our assets, liabilities, revenues and expenditures, to disclose contingent assets and liabilities on the date of the financial statements, and to disclose the reported amounts of revenues and expenses incurred during the financial reporting period. The most significant estimates and assumptions include revenues recognition, valuation of inventories and provisions for income taxes. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this Current Report reflect the more significant judgments and estimates used in preparation of our financial statements. We believe there have been no material changes to our critical accounting policies and estimates.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

(a)	Basis of Accounting and Principles of Consolidation

The consolidated financial statements for Chenxin and its subsidiary, Guanwei, for the years ended December 31, 2007 and 2008 are prepared in accordance with U.S. GAAP and include the accounts of both Chenxin and Guanwei (together, hereinafter referred to as the “Group”) for all periods presented.

In preparing the consolidated financial statements presented herewith, all significant intercompany balances and transactions have been eliminated on consolidation.

A single uniform set of accounting policies is adopted by the combined entity, Chenxin. Therefore, Chenxin recognized the assets, liabilities and equity of the combining entities (Chenxin and Guanwei) at the carrying amounts in the consolidated financial statements of the controlling parties (original shareholders) prior to the common control combination. These carrying amounts are referred to the existing book values from the original shareholder’s perspective.

(b)	Foreign Currency Translations and Transactions

Chenxin maintains its books and accounting records in United States Dollars (“USD”). The primary currency of the economic environment in which the operations of Chenxin are conducted is Renminbi (“RMB”), the national currency of the PRC. The RMB is therefore considered as Chenxin’s “functional currency.”

Chenxin’s wholly-owned subsidiary, Guanwei, maintains its books and accounting records in RMB. RMB is the primary currency of the economic environment in which the operations of Guanwei are conducted currently or will be conducted in the future. The RMB is therefore considered to be Guanwei’s “functional currency.”

Guanwei uses the “current rate method” to translate its financial statements from RMB into USD, as required under the Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation” issued by the Financial Accounting Standard Board (“FASB”). The assets and liabilities of Guanwei are translated into USD using the rate of exchange prevailing at the balance sheet date. The capital accounts are translated at the historical rate. Adjustments resulting from the translation of the balance sheets of Guanwei from RMB into USD are recorded in shareholders’ equity as part of accumulated comprehensive income. The statement of income and comprehensive income is translated at average rates during the reporting period. Gains or losses resulting from transactions in currencies other than the functional currencies are recognized in net income for the reporting periods. The statement of cash flows is translated at average rates during the reporting period, with the exception of issue of share and payment of dividends which are translated at historical rates. Due to the use of different rates for translation, the figures in the statement of changes in cash flows may not agree with the differences between the year end balances as shown in the balance sheets.

(c)	Comprehensive Income

The Group has adopted SFAS No. 130, “Reporting Comprehensive Income,” issued by the FASB. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of general-purpose financial statements. The Group has chosen to report comprehensive income in the statements of changes in stockholders’ equity. Comprehensive income is comprised of net income and all changes to stockholders’ equity except those due to investments by owners and distributors to owners.

(d)	Revenue Recognition.

Revenue from sales of manufactured LDPE is recognized when persuasive evidence of an arrangement exists, delivery of the goods has occurred, customer acceptance has been obtained, which means the significant risks and ownership have been transferred to the customer, the price is fixed or determinable and collectability is reasonably assured.

Sales of scrap materials are recognized on the same basis as sales of LDPE.

Interest income is recognized on a time proportion basis, taking into account the principal amounts outstanding and the interest rates applicable.

(e)	Taxation

The Group accounts for income and deferred tax under the provision of Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes,” under which deferred taxes are recognized for all temporary differences between the applicable tax balance sheets and the balance sheet.  Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  SFAS No. 109 also requires the recognition of the future tax benefits of net operating loss carry forwards.  A valuation allowance is established when the deferred tax assets are not expected to be realized within a reasonable period of time.

Effective January 1, 2007, the Group adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes.” In accordance with FIN No. 48, the Group recognizes tax benefits that satisfy a greater than 50% probability threshold and provides for the estimated impact of interest and penalties for such tax benefits. The Group did not have such uncertain tax positions in 2007 and 2008.

Deferred tax assets and liabilities are measured using the enacted tax rates expected to be applicable for taxable income in the years in which temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income for the period that includes the enactment date.

(f)	Inventories

Inventories are stated at the lower of cost, using the first-in, first-out method, or market value.  Costs include purchase and related costs incurred in bringing each product to its present location and condition.  Market value is calculated based on the estimated normal selling price, less further costs expected to be incurred disposal.  Provision is made for obsolete, slow moving or defective items, where appropriate.

(g)	Property, Plant and Equipment and Land Use Right

Property, plant and equipment and land use right are stated at cost, less accumulated depreciation and amortization. Gains or losses on disposal are reflected in current operations.  Major expenditures for betterments and renewals are capitalized.  All ordinary repair and maintenance costs are expensed as incurred. Land in the PRC is owned by the PRC government.  The government in the PRC may sell the right to use the land for a specified period of time. Thus, all of the Group’s land purchases in the PRC are considered to be leasehold land and classified as a land use right. They are amortized on a straight-line basis over the respective term of the right to use the land.  Depreciation of property, plant and equipment and land use right is computed using the straight-line method over the assets’ estimated useful lives as follows:

Land use right	Over 30 years prior to the extension of lease to 50 years and 50 years thereafter
Building	20 years
Leasehold improvements	Over terms of the leases or the useful lives, whichever is shorter
Plant and machinery	5 to 10 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	5 years

(h)	Impairment

The Group has adopted SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” which requires impairment losses to be recorded for property, plant and equipment to be held and used in operations when indicators of impairment are present.  Reviews are regularly performed to determine whether the carrying value of assets is impaired.  The Group determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the carrying amount of the assets.  An impairment loss, if one exists, is then measured as the amount by which the carrying amount of the asset exceeds the discounted estimated future cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value of such assets less costs to sell.  Asset impairment charges are recorded to reduce the carrying amount of the long-lived asset that will be sold or disposed of to their estimated fair values. Charges for the asset impairment reduce the carrying amount of the long-lived assets to their estimated salvage value in connection with the decision to dispose of such assets. There were no impairment losses recorded during each of the two years ended December 31, 2008.

(i)	Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts that are reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions that the Group may undertake in the future, actual results may be different from the estimates. The key estimates of the Group is as follow:

(j)	Impairment on trade and other receivables

The policy for impairment of trade and other receivables of the Group is based on the evaluation of collectability and aging analysis of the trade receivables and on management’s judgment for certain other receivables.  A considerable amount of judgment is required in assessing the ultimate realisation of these trade and other receivables, including the current creditworthiness and the past collection history of each customer.  If the financial conditions of customers of the Group were to deteriorate, resulting in an impairment of their ability to make payments, additional impairment may be required.

(k)	Related Parties

Entities are considered to be related to the Group if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Group.  Related parties also include principal owners of the Group, its management, members of the immediate families of principal owners of the Group and its management and other parties with which the Group may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.  A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Results of Operations for the Fiscal Year Ended December 31, 2008 Compared To the Fiscal Year Ended December 31, 2007

The following table sets forth a summary of certain key components of our results of operations for years indicated, in dollars and as a percentage of revenues.

	For The Years Ended December 31,
	2008		2007		Change in %
Revenue	$25,430,714	100%	$15,777,997	100%	61.18%
Cost of revenue	$20,292,530	79.80%	$11,052,199	70.05%	83.61%
Gross Profit	$5,138,184	20.20%	$4,725,798	29.95%	8.73%

Revenue

Our revenues are primarily derived from the sales of recycled LDPE. We also derive a portion of our revenue from the sale of non-LDPE waste material. Guanwei manufactures only recycled LDPE, but the purchased raw material generally contains approximately 8% of non-LDPE waste, such as PE, PP or ABS. Guanwei sorts and classifies this non-LDPE material and sells it to the other recycled plastic manufacturers who use these products.

In fiscal year 2008, revenue generated from the sale of recycled LDPE increased to $24,051,803, representing a 59.84% increase from $15,047,027 generated in fiscal year 2007. The Company also increased its direct sales of non-LDPE material to $1,378,911 in fiscal year 2008, as compared to $730,970 for fiscal year 2007, representing an increase of 88.64%. For the years ended December 31, 2008 and 2007, total net revenue was $25,430,714 and $15,777,997 respectively, representing a 61.18% growth rate. The increase in total net revenue was primarily due to the increase of sales volume. In 2008, sales volume was 23,350 tons, an increase of 52.43% from 15,319 tons of final products sold in 2007.

The contribution of the Company’s top 5 customers to our sales volume and revenue generated in fiscal year 2008 is as follows:

	2008
Name of Customer	Sales Volume	% of Total	Revenue	% of Total
Ningbo Zhenhai Rida Trading Co	902	3.86%	1,008,908	3.97%
Zhangzhou Tiancheng Chemical Co	750	3.21%	840,137	3.30%
Jiangxi Tianrun New Material Co	556	2.38%	614,575	2.42%
Putian Xinfei Shoe Manufacture Co	520	2.23%	572,362	2.25%
Jiangxi Hongtai Group	437	1.87%	502,231	1.97%

The contribution of the Company’s top 5 customers to our sales volume and revenue generated in fiscal year 2007 is as follows:

	2007
Name of Customer	Sales Volume	% of Total	Revenue	% of Total
Ningbo Zhenhai Rida Trading Co	765	4.99%	764,339	4.84%
Zhangzhou Tiancheng Chemical Co	392	2.56%	392,583	2.49%
Fuzhou Yiben Shoe Material Co	359	2.34%	348,090	2.21%
Fuzhou Xinghai Shoe Manufacture Co	347	2.27%	342,191	2.17%
Shanghai Ruixin Rubbery & Plastics Co	338	2.21%	339,098	2.15%

Guanwei does not depend heavily on any key customers. In fact, Guanwei generates revenue from over 200 customers, none of whom represent more than 5% of the sales volume or total net revenue of the Company.

Guanwei produces four types of LDPE plastic grains. The grade is determined by the color of the plastic grain, with higher grade denoting that the grain is whiter. Higher grade plastic grains are more expensive. The product margin among the four classes of recycled LDPE produced by Guanwei is not fixed, as it depends greatly on the quality of raw material input.  Sales of the Grade A plastic grains generally account for approximately 30% of our sales volume. Grade B and Grade C grains each generally account for approximately 20% of total sales, and sales of Grade D grains generally account for approximately 30% of sales.

Cost of Revenue

Our cost of revenue primarily consisted of the import costs of plastic waste.  In 2008 and 2007, the cost of revenue was $20,292,530 and $11,052,199, respectively, representing 79.80% and 70.05% of the current year revenue, respectively.  Guanwei primarily imports plastic wastes from European countries, including Germany and Spain. As our cost of revenue consists primarily of the purchase price of important plastic waste, Guanwei has limited influence on such costs. The prices of imported plastic waste are determined solely by suppliers and are dependent upon market conditions.  The price of raw material plastic waste heavily depends upon the changes in oil, which drives the price of virgin plastic and causes changes in the price of raw material plastic wastes. In 2008, cost of revenue increased 83.61% from 2007, primarily because of an increase in the volume of scrapped plastic (i.e. raw materials) purchased by Guanwei. In 2008, 50,068 tons of raw materials were purchased and imported by Guanwei, representing a 105.14% increase from 24,406.80 tons of raw material purchased and imported in 2007. Another factor behind the increase in cost of revenue is the price. In 2008, the average purchase price of raw material was $528.56 per ton, representing an increase of 21.68% from $434.40 per ton in 2007.

The Company’s top 5 suppliers’ contributions to the raw material purchase volume and cost of revenue are as follows:

	2008		2007
Supplier Name	Purchase Volume	% of Total	Purchase Volume	% of Total
Company A	15,338	30.63%	3,193	13.08%
Company B	5,614	11.21%	1,079	4.42%
Company C	11,541	23.05%	13,401	54.91%
Company D	16,309	32.57%	4,452	18.24%
Company E	1,212	5.15%	2,281	9.35%
Total	50,014	99.89%	24,406	100%

The purchase of raw material is fundamental to the recycling business. Nearly 100% of the raw material purchased by Guanwei comes from the 5 suppliers listed above. In order to cut costs and increase profit margins, Guanwei focuses heavily on developing relationships with new suppliers and increasing amount of raw material purchased directly from European recyclers, as opposed to purchasing from a wholesaler.  In 2008, the amount of raw material purchased from our wholesaler in Hong Kong decreased to 28.2% of the total raw material purchased, as compared to 64.26% in fiscal year 2007. Meanwhile, Guanwei also developed long-term strategic relationships with some of the largest raw material suppliers in Europe.

We will continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders.

Gross Profit

Despite the large decrease in the price of recycled LDPE since September 2008, Guanwei achieved an 8.73% increase in gross profit of $5,138,184 in fiscal year 2008, as compared to $4,725,798 in fiscal year 2007. During the same period, our gross profit margin decreased to 20.20% in fiscal year 2008, down from 29.95% in fiscal year 2007.  This is due to the decrease in the sales price of our products, which was caused by the financial crisis. The average selling price per ton of recycled LDPE was $1,023.63 in the first quarter of 2008, $1,131,99 in the second quarter, $1,048.88 in the third quarter and $890.18 in the fourth quarter. As compared to the first nine months of 2008, the average selling price in the fourth quarter of 2008 dropped over 20%, which caused a large decrease in the overall gross profit margin.

The selling price of recycled LDPE has been increasing since the first quarter of 2009. The average selling price per ton in the first quarter was $949.96 and $995.71 in the second quarter, although the average selling price is still lower than the same period in 2008. Due to the excess demand for recycled LDPE, we believe that the selling price will show an increasing trend and our gross margin will return back to normal levels.

Operating Expenses

	For The Years Ended December 31,
	2008		2007		Change in %
Operating expenses
-Sales & Marketing	$357,745	36.36%	$414,173	51.42%	(13.62)%
-G&A	$626,255	63.64%	$391,348	48.58%	60.03%
Total	$984,000	100%	$805,521	100%	22.16%

Operating expenses increased 22.16% for the year ended December 31, 2008, from $805,521 in 2007 to $984,000 in 2008.  Sales and marketing expenses include transportation, courier, advertising costs, and sales remunerations. The decrease in sales and marketing expenses is primarily due to the enhanced control over general sales and marketing costs such as transportation costs and courier service expenses. Transportation costs are primarily incurred during the delivery of the final products to our customers. Guanwei provides two alternatives to customers: customers may either choose to pick up their products with their own vehicles, in which case Guanwei will deduct the transportation cost from the total sales price, or customers may choose to have Guanwei arrange delivery, in which case the transportation costs are categorized as operating expenses. In 2008, transportation costs decreased 54.81% to $106,589, as compared to $215,701incurred in 2007 due to the increased volume of customer arranged pick up.

General and administrative expenses primarily consist of management remuneration, depreciation and amortization, and employee welfare costs. The increase in general and administrative costs was primarily due to the increase of depreciation and amortization amounts and increased employee welfare expenses. As of February 2008, all employees entered into a pension fund plan and the mandatory social insurance benefit for each employee increased, which resulted in an increase in employee welfare expenses to $122,934.92 in 2008, as compared to $750.34 in 2007.

Depreciation and Amortization

	For The Years Ended December 31,
	2008		2007		Change in %
Depreciation expense	$388,739	96.53%	$289,402	92.98%	34.32%
Amortization expense	$13,972	3.47%	$21,840	7.02%	(36.03)%
Total	$402,711	100%	$311,242	100%	29.39%

Depreciation and amortization charges increased 29.39% from $311,242 in 2007 to $402,711 in 2008, primarily due to the increase in depreciation charge. The depreciation charge increased 34.32% from $289,402 in 2007 to $388,739 in 2008. The increase in depreciation charges is due to a $293,604 increase in the value of Guanwei’s buildings to $4,669,830 as of December 31, 2008.  Guanwei also purchased new machinery, which increased the total machinery and equipment value to $687,091, an increase of $68,935 from previous year. Total net value for property, plant and equipment increased by $385,056 in fiscal year 2008.

We utilize the straight line depreciation method, and the average life for general office equipment and motor vehicles is 5 years; average life for plant and machinery is 5 to 10 years; average life for building is 20 years.  We also utilize straight line amortization method for land use right. The land use right is amortized over 50 years.

Operating Income

	For The Years Ended December 31,
	2008		2007		Change in %
Net Revenue	$25,430,714	100%	$15,777,997	100%	61.18%
Cost of Revenue	$20,292,530	79.80%	$11,052,199	70.05%	83.61%
Gross Profit	$5,138,184	20.20%	$4,725,798	29.95%	8.73%
Operating expenses	$984,000	3.87%	$805,821	5.11%	22.11%
Operating income	$4,154,184	16.34%	$3,920,277	24.85%	5.97%

Our operating income increased from $3,920,277 in 2007 to $4,154,185 in 2008, representing an increase of 5.97%. Meanwhile, our revenue increased 61.18% for the same period.  The difference between the net revenue increase of 61.18% and the operating income increase of 5.97% was caused by the 52.43% sales volume increase in 2008 and the 4.27% decrease of average selling price in 2008 as compared to 2007.

In order to achieve a higher gross margin, the Company intends to enhance manufacturing techniques and labor efficiencies. Meanwhile we plan to continue improving our gross margin by strengthening relationships with our major suppliers to obtain more favorable terms.

Interest Income and Expense

The Company’s interest income is generated by interest earned through bank deposits and interest expenses are amounts paid in interest by the Company with respect to its borrowings. Net interest expenses (interest expenses offset by interest income) recorded were $93,867 in 2008, representing an increase of 24.88% from $75,168 in 2007.  The slight increase is primarily due to an increase in interest expense as a result of an increase in primary interest rate.

Guanwei supports its operations with a combination of self-generated profit and limited amount of bank loans. During the year 2007, the Company had one short-term bank loan of $1.37 million with Bank of Communications, which matured and was paid on January 16, 2008. The interest rate was 6.436%.

Exchange gains (loss)

Exchange rate gains increased by 44.49% to $232,998 in 2008, as compared to $161,260 in 2007, primarily due to the appreciation of RMB against USD for the respective period.  The average exchange rate between RMB and USD appreciated 8.55% from 7.6123 in 2007 to 6.9617 in 2008.

Liquidity and Capital Resources

We generally finance our operations through operating profit and occasionally through short-term borrowings from banks. During the reporting periods, we arranged one bank loan in 2007 of $1.37 million, which has since matured, to satisfy our financing needs. As of the date of this Current Report, we have not experienced any difficulties due to a shortage of capital and we have not experienced any difficulty in raising funds through bank loans, and we have not experienced any liquidity problems in settling our payables in the normal course of business and repaying our bank loans when they come due.

We believe that the level of financial resources is a significant factor for our future development and accordingly, we may determine from time to time to raise capital through private debt or equity financing to strengthen the Company’s financial position, to expand our facilities and to provide us with additional flexibility to take advantage of business opportunities.  No assurances can be given that we will be successful in raising such additional capital on terms acceptable to us.

The following table sets forth the summary of our cash flows, in USD, for the fiscal years ended December 31, 2008 and 2007:

	2008	2007
Net cash provided by operating activities	$938,357	$1,660,558
Net cash used in investing activities	$(33,954)	$(1,727,052)
Net cash (used in)/provided by financing activities	$(1,436,435)	$1,186,239
Effect of exchange rate changes on cash	$90,384	$65,354
Cash and cash equivalents at beginning of year	$1,471,358	$286,259
Cash and cash equivalents at end of year	$1,029,710	$1,471,358

Operating Activities

During fiscal year 2008, we generated net cash from operating activities of $938,357, a decrease of 43.49% from $1,660,558 in 2007. The decrease was primarily due to a 203.75% increase in inventory from $4,271,842 in 2007 to $12,975,877 in 2008. The cash used by operating activities was offset in part by an increase in accounts payable to $12,157,940 in 2008 from $4,344,733 in 2007, representing an increase of 179.83%. This increase in payables was primarily due to bulk procurement of raw material by Guanwei at the end of 2008.

Our accounts payable increased to $7,405,560 for fiscal year 2008, as compared to $1,319,360 for fiscal year 2007, representing an increase of 461.30%. The increase is due to the increased volume of raw material purchased. For fiscal year 2008, the total amount of raw material purchased was 50.067 tons, an increase of 105.14% from the 24,407 tons purchased in 2007.

During fiscal year 2008, net cash used by inventory was $8,287,451, an increase of 272.47% from $2,224,977 in fiscal year 2007. The increase is due to the overstocking of approximately 25,000 tons of raw material by year end 2008. Because the price of crude oil dropped from $140 per barrel in July 2008 to $40 per barrel in December 2008, the selling price of recycled LDPE decreased by more than $250 per ton. In response to this market slowdown and sharp decrease in selling price, Guanwei decided to slow down the manufacture of its products until a projection of an increase in selling price.

Another factor contributing to the decrease in net cash generated from operating activities is the increase of prepayments of $1,227,356 in 2008 from $5,094 in 2007. The increase of prepayments was caused by increased in VAT recoverable due to large purchases made in last quarter of 2008.

Investing Activities

During fiscal year 2008, net cash used in investing activities was $33,954, a sharp decrease as compared to $1,727,052 net cash used in investing activities in 2007. This is primarily due to a one-time dividend paid in 2007 to ex-shareholders of the Company in the amount of $788,199. Guanwei also invested in the purchase of new machinery and equipments in 2007, which used net cash of $938,853.

Financing Activities

On January 16, 2008, at the maturity of short-term bank loan, company repaid the loan of $1,436,435, as compared to $1,186,239 of bank loan borrowed from Bank of Communications in 2007.

During fiscal year 2008, net cash used for financing activities was $1,436,435, as compared to $1,186,239 provided by financing activities in 2007. The difference is due to payments at maturity of short-term loans advanced by China Communication Bank.

Working Capital

During the year ended December 31, 2008, our inventory increased to $12,975,877, as compared to $4,271,842 at December 31, 2007. This increase was due to the sharp decrease in the selling price of recycled LDPE, from $1,089.85 per ton in January 2008 to $879.09 per ton in September 2008, and consequently, we decided to slow the manufacture of our products until a  projection of an increase in selling price. Our management anticipated an increase in the selling price of final products in 2009.  In the first quarter of 2009, the average selling price of recycled LDPE increased to $949.95 per ton, and further increased to an average of $976.66 per ton in the second quarter of 2009. Although still lower than the prices in the same periods of 2008, management believes a further increase in the selling price of recycled plastic will occur with the increasing oil price and virgin plastic price.

During the year ended December 31, 2008, our accounts payable increased from $4,344,733 as of December 31, 2007 to $12,157,940 as of December 31, 2008, representing an increase of 179.83%.  This was primarily the result of growth in our imports of scrapped plastic.

For 2008, working capital improved to $2,206,910, as compared to working capital deficit of $1,326,942 in 2007.  The Company aims to continue to improve the level of its working capital through increasing productivity levels and increased efficiency over costs while focusing on increasing revenues.

Results of Operations for the Six Months and Three Months Ended June 30, 2009 Compared To The Six Months and Three Months Ended June 30, 2008

The following table sets forth a summary of certain key components of our results of operations for the periods indicated, in dollars and as a percentage of revenues.

	For The Six Months Ended June 30
	2009		2008		Change in %
Revenue	$30,447,450	100%	$12,220,592	100%	149.15%
Cost of revenue	$24,717,529	81.18%	$8,894,457	72.78%	177.90%
Gross Profit	$5,729,921	18.82%	$3,326,135	27.22%	72.27%

	For The Three Months Ended June 30
	2009		2008		Change in %
Revenue	$7,819,356	100%	$6,511,973	100%	20.08%
Cost of revenue	$4,025,245	51.48%	$4,714,035	72.39%	-14.61%
Gross Profit	$3,794,111	48.52%	$1,797,938	27.61%	111.03%

Revenue

Our revenues are derived from the sales of recycled LDPE. We also derive a portion of our revenue from selling non-LDPE material.  Guanwei only manufactures LDPE, but the purchased raw material generally contains around 8% of non-LDPE waste such as PE, PP or ABS. Guanwei sorts and classifies this non-LDPE material and sells it to the other recycled plastic manufacturers of that category.

For the six months ended June 30, 2009 and 2008, net revenue was $30,447,450 and $12,220,592, respectively, representing an increase of 149.15%. The increase was primarily due to an increase in sales volume.  The Company sold 23,471 tons of products in the six months ended June 30, 2009, an increase of 124.78% from 10,442 tons sold in the same period 2008. For the six months ended June 30, 2009, revenue generated from the sale of recycled LDPE was $22,649,780, representing an increase of 93.34% from $11,715,071 generated in the same period of 2008. Our sales of raw material to other plastic manufacturers also increased to $7,797,670 for the six months ended June 30, 2009, as compared to $505,521 sold in the same period of 2008, representing an increase of 1,542%. This increase in revenue generated from the sale of raw material is due to a direct sale of a total of 14,033 tons of raw material out of our inventory of nearly 25,000 tons during the first quarter of 2009. Due to the low selling price of recycled LDPE, the Company’s inventory was larger than normal at the end of 2008. In order to increase cash flow, the Company sold 14,033 tons of raw materials to other recycled LDPE manufacturers at average selling price of $533 per ton, which generated $7,488,370. The rest of the revenue generated from the sale of scrapped raw material was derived from the sale of classified non-LDPE raw material.

The direct sale of raw material out of the Company’s inventory was one-time occurrence in order to allow the Company to generate cash flow during the financial crisis.  The Company does not intend to make any other sales of raw material out of inventory in the future.

For the three month periods ended June 30, 2009 and 2008, our revenue was $7,819,356 and $6,511,973, respectively, representing an increase of 20.08%. The increase in revenue was due to the increase in sales volume to 7,694 tons in the three months ended June 30, 2009, as compared to 5,536 tons sold in the same period of 2008, representing an increase of 38.98%.  The increase in sales volume exceeded the revenue increase because of the average selling price per ton decreased by 12.17% to $996 for the three months ended June 30, 2009, as compared to $1,134 for the same period of 2008.

Cost of Revenue

Our cost of revenue consists primarily of the price of importing of plastic waste as raw material, over which the Company has limited control. In the six months ended June 30, 2009 and 2008, the cost of revenue was $24,717,529 and $8,894,457, respectively, representing 81.18% and 72.78% of the current period revenue, respectively.  The price of imported plastic waste is determined solely by suppliers and is dependent upon market conditions. It also depends heavily on the changes in oil prices. In six months ended June 30, 2009, cost of revenue increased by 177.90% as compared to the same period 2008.  This is primarily due to the increase in sales volume.

For the three months ended June 30, 2009, our cost of revenue decreased by 14.61% to $4,025,245, as compared to $4,714,035 for the same period in 2008. The volume of raw material purchased slightly increased by 4.46% to 8,362 tons for the three months ended June 30, 2009, as compared to 8,005 tons for the same period in 2008. The average purchase price of raw material dropped by 46.79% to $298 per ton in the three months ended June 30, 2009, as compared to $560 per ton for the same period in 2008.

We will continue to work on obtaining more favorable terms and discounts by strengthening our relationship with suppliers and placing more bulk orders.

Gross Profit

Our gross profit increased 72.27% to $5,729,921 in the six months ended June 30, 2009, as compared to $3,326,135 for the same period in 2008, although our gross margin decreased to 18.82% for the six months ended June 30, 2009 as compared to 27.22% for the same period in 2008 due to the lower selling price of recycled LDPE.  The financial crisis heavily impacted the sales price, resulting in a 16.35% decrease in the average selling price of recycled LPDE during the first 2 quarters of 2009. Another factor contributing to the lower gross profit was the direct sale of 14,033 tons scrapped raw material from our inventory at a low cost, which decreased the overall average selling price.

For the three months ended June 30, 2009, our gross profit increased sharply by 111.03% to $3,794,111 as compared to $1,797,938 in the same period of 2008. The increase in the gross profit was caused by the 38.98% increase in sales volume and 14.61% decrease in the cost of revenue.

Since the first quarter of 2009, the sales price of recycled LDPE has been steadily increasing.  The average selling price in the first quarter was $949.96 per ton and $995.71 in the second quarter.  Although the average selling price during the first half of 2009 is still lower than the same period in 2008, the Company believes that high demand for recycled LDPE will continue and our gross margin will return to previous levels.

Operating Expenses

	For The Six Months Ended June 30
	2009		2008		Change in %
Operating expenses
-G&A	$384,352	53.38%	$346,682	77.60%	10.87%
-Sales & Marketing	$335,705	46.62%	$100,062	22.40%	235.50%
Total	$720,057	100%	$446,744	100%	61.18%

	For The Three Months Ended June 30
	2009		2008		Change in %
Operating expenses
-G&A	$197,118	40.23%	$206,665	76.85%	-4.62%
-Sales & Marketing	$292,896	59.77%	$62,251	23.15%	370.51%
Total	$490,014	100%	$268,916	100%	82.22%

General and administration expenses mainly include management remuneration, depreciation and amortization, and employee welfare costs. Our general and administrative expenses increased slightly, by 10.87% to $384,352 in the six months ended June 30, 2009, as compared to $346,682 for the same period in 2008. In the six months ended June 30, 2009, the Company recruited four new members of the management team to enhance the efficiency and effectiveness of our accounting team, so employee welfare and management remuneration costs increased accordingly.

For the six months ended June 30, 2009, total depreciation charges were recorded at $196,746, and total amortization charges were $7,108. For the six months ended June 30, 2008, total depreciation charges were $192,145, and total amortization charges were $6,913. We utilize the straight line depreciation method, under which the average life for general office equipment and motor vehicles is 5 years, 5 to 10 years for plants and machinery, and 20 years for buildings.  We also utilize the straight line amortization method for land use rights, which are amortized over 50 years.

Sales and marketing expenses include transportation, courier, advertising and sales costs. The increase in sales and marketing expenses is primarily due to the increase of transportation cost. In the six months ended June 30, 2008, sales volume increased 124.77% as compared to the same period 2008. Consquently, transportation costs for the delivery of finished products increased from $37,925 in the six months ended June 30, 2008 to $245,954 for the same period in 2009, representing an increase of 5.49 times. Guanwei provides two delivery options: (i) customers can use their own vehicle for the pick up and the transportation cost will be deducted from the selling price, or, (ii) if the customers require Guanwei to take care of the delivery, the transportation cost will be recorded in the sales & marketing expenses. Guanwei does not charge extra for the delivery.

For the three months ended June 30, 2009, total operating expenses increased 82.22% to $490,014 in 2009, as compared to $268,916 in the same period 2008. The increase was primarily due to the 370.51% increase in sales and marketing expenses. In the three months ended June 30, 2009, total sales volume increased 38.98% to 7,694 tons, and most of the customers opted for Guanwei to deliver their purchased products, which increased the transportation cost to $245,954 during the second quarter of 2009, as compared to $29,506 for the same period in 2007, representing an increase of 7.34 times. Guanwei does not have the control over transportation cost as the customer has the choice of electing self-delivery with the associated transportation cost deduction from the purchase price or electing for Guanwei to be responsible for the transportation. Guanwei does not charge extra on the transportation.

Operating Income

	For The Six Months Ended June 30
	2009		2008		Change in %
Net Revenue	$30,447,450	100%	$12,220,592	100%	149.15%
Cost of Revenue	$24,717,529	81.18%	$8,894,457	72.78%	177.90%
Gross Profit	$5,729,921	18.82%	$3,326,135	27.22%	72.27%
Operating expenses	$720,057	2.36%	$446,744	3.66%	61.18%
Operating income	$5,009,864	16.45%	$2,879,391	23.56%	73.99%

	For The Three Months Ended June 30
	2009		2008		Change in %
Net Revenue	$7,819,356	100%	$6,511,973	100%	20.08%
Cost of Revenue	$4,025,245	51.48%	4,714,035	72.39%	-14.61%
Gross Profit	$3,794,111	48.52%	1,797,938	27.61%	111.03%
Operating expenses	$490,014	6.27%	268,916	4.13%	82.21%
Operating income	$3,304,097	42.25%	1,529,022	23.48%	116.09%

Our operating income significantly increased from $2,879,391 in six months ended June 30, 2008 to $5,009,864 in six months ended June 30, 2009, representing an increase of 73.99%.  This is primarily due to the substantial increase in sales volume, leading to increased net revenue.  Beginning in 2009, particularly in the second quarter, net revenue began increasing because the market price of recycled LDPE steadily increased.  The average selling price in the second quarter was $994.66, which is approximately 5% higher than the average selling price in the first quarter. Although sales prices are still approximately 10% lower than the average selling price from the second quarter of 2008, management of the Company believes the upward trend is encouraging and will continue.

In order to maintain healthy cash flow, Guanwei sold a portion of its inventory to other recycled LDPE manufacturers.  In the six months ended June 30, 2009, the Company sold a total of 14,033 tons of direct raw material and generated $7,488,370 in revenue from the sale.  This sale of inventory was a one-time transaction taken to strengthen company’s cash position during the financial crisis.  Guanwei does not intend to increase the direct sales of raw material in the future.

In order to achieve a higher gross profit margin, the Company intends to enhance its manufacturing techniques and labor efficiencies, while continuing to strengthen our relationships with our major suppliers to obtain more favorable terms.

Interest Income and Expense

The Company’s interest income is generated from interest earned on bank deposits.  Its interest expenses are amounts paid in interest with respect to its borrowings.  Net interest expenses (interest expenses offset by interest income) were recorded at $34,074 in the six months ended June 30, 2009, representing a decrease of 21.77% from $43,558 in the same period of 2008. For the three months ended June 30, 2009, the Company paid $20,827 interest expenses, as compared to $24,087 in interest expenses incurred for the same period of 2008, representing a decrease of 13.53%. The decrease for both the six and three month periods is primarily due to the decrease in primary interest rates, which fell from 7.64% in June 2008 to 5.94% in June 2009.

Exchange Gain (Loss)

In the six months ended June 30, 2009, Guanwei did not incur any exchange gain or loss. For six months ended June 30, 2008, company recorded an exchange gain of $273,428.

In the three months ended June 30, 2009, Guanwei did not incur any exchange gain or loss. For three months ended June 30, 2008, company recorded an exchange gain of $98,098.

The RMB to US dollar exchange rate is currently around 6.84.  In the six months ended June 30, 2008, RMB appreciated 4.82% from 7.26 to 6.91. From April to June 2008, RMB appreciated 1.43% from 7.01 to 6.91. The appreciation of RMB induced the exchange gain in 2008.

Liquidity and Capital Resources

We believe our financial resources are a significant factor in the success of our future development and accordingly, we may decide from time to time to raise capital through private debt or equity financing in order to strengthen the Company’s financial position, to expand our facilities and to provide us with additional flexibility to take advantage of business opportunities.  No assurances can be given that we will be successful in raising such additional capital on terms acceptable to us.

The following table sets forth the summary of our cash flows, in USD, for the six months ended June 30, 2009 and 2008:

	2009	2008
Net cash provided by operating activities	$7,993,015	$2,126,407
Net cash used in investing activities	$(4,434,066)	$(39,573)
Net cash provided by (used in) financing activities	$1,417,615	$(42,641)
Effect of exchange rate changes on cash	$(2,739)	$143,399
Cash and cash equivalents at beginning of year	$1,029,710	$1,471,358
Cash and cash equivalents at end of year	$6,003,535	$3,658,950

Operating activities

During the six months ended June 30, 2009, we generated net cash from operating activities of $7,993,015, a tremendous increase of 275.89% from $2,126,407 from the same period in 2008. This substantial increase is due primarily to prepayment and inventories.

In the beginning of 2009, the market began to recover from the financial crisis and the selling price of recycled LDPE started to increase. Our sales in volume increased, and prepayment for our products increased accordingly. In the six months ended June 30, 2009, the total net cash provided by prepayment received from customers was $1,153,148, which is approximately 14.93 times higher than the $72,373 in the six months ended June 30, 2008 due to the decreased in VAT recoverable for the increase in sales.

Net cash provided by inventory was $9,833,881 in six months ended June 30, 2009, as compared to net cash used of $58,490 as June 30, 2008.  The substantial increase was due to the 124.78% sales volume increase and to the direct sale of 14,033 tons of scrapped raw material out of inventory during the six months ended June 30, 2009.

Net cash used for accounts payable increased to $7,933,428 in the six months ended June 30, 2009, as compared to $628,838 used in the six months ended June 30, 2008, representing an increase of 1,161%. This was primarily due to the Company’s significant purchases of raw materials in late 2008. Taking advantage of the low raw materials prices in 2008, the Company had accumulated more than 25,000 tons of scrapped raw material by year end, resulting in historically high levels of accounts payable. During the first two quarters of 2009, the Company had been paying down this accounts payable balance, leading to the sharp increase in net cash used for accounts payable. By June 30, 2009, the Company’s raw material purchases and recycled LDPE sales returned to normal levels.

Investing Activities

At our annual shareholders meeting and board of directors meeting on March 11, 2009, a dividend payment that was announced in 2008 to the former shareholders of Guanwei was ratified. Chenxin approved the dividends payment on the same day. A total of $4,409,934 had been paid in dividends to these shareholders. As result, net cash used in investing activities increased to $4,434,066 in the six months ended June 30, 2009, as compared to net cash of $39,573 used for the purchase of equipment in the six months ended June 30, 2008.

Financing Activities

The Company renewed a bank loan in the amount of $1,417,615 with the interest rate of 5.94%, which resulted in the net cash flow generated by financing activities increasing to $1,417,615 in the six months ended June 30, 2009, as compared to $42,641 net cash used in financing activities in the six months ended June 30, 2008.

Working Capital

During the six months ended June 30, 2009, our inventory decreased to $3,163,149, as compared to $12,975,877 as of December 31, 2008. This sharp decrease of 75.62% was due to the increase in sales price of recycled LDPE products because of the market recovery.

Our accounts payable decreased from $12,157,940 as of December 31, 2008 to $4,243,898 as of June 30, 2009, representing a decrease of 2.86 times. This large decrease in accounts payable was due to the fact that as of year end 2008, the Company had accumulated more than 25,000 tons of scrapped raw material, resulting in historically high levels of accounts payable. By June 30, 2009, the raw material purchases and recycled LDPE sales recovered to normal levels, which caused the decrease of accounts payable.

For the six months ended June 30 2009, working capital was $471,044 as compared to $2,206,910 as for December 31, 2008. The Company aims to improve its level of working capital by enhancing productivity, increasing revenue and by efficiently controlling costs.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions of foreign currency forward contracts. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rates Risk

Our exposure to interest rate risk for changes in interest rates relates primarily to the interest-bearing bank loans and interest income generated by the bank deposits. We have not used any derivative financial instruments in our investment portfolio or for cash management purposes. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates. However, our future interest expense or interest income may expect to be increased due to changes in interest rates in the PRC.

Foreign Exchange Rates Risk

We do not hold any derivative instruments and do not engage in any hedging activities. Because most of our purchases and sales are made in RMB, any exchange rate change affecting the value of the RMB relative to the U.S. dollar could have an effect on our financial results as reported in U.S. dollars. If the RMB were to depreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly reduced. If the RMB were to appreciate against the U.S. dollar, amounts reported in U.S. dollars would be correspondingly increased.

DESCRIPTION OF PROPERTIES

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes at no cost. In the case of land used for industrial purposes, the land use rights are granted for a period of fifty (50) years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations.

The Company has land use rights to approximately 42,500 square meters of land located at Taicheng Farm in Fuqing City.  This land use right expires July 26, 2056.  Guanwei houses a large, 60,000 square meter warehouse and manufacturing facility, in which it conducts all its manufacturing processes, on this land.  The facility has a sewage treatment facility that is able to filter and process the waste products resulting from the manufacturing. The current production capacity of the manufacturing facilities is 50,000 tons per year.  With additional machinery, the production capacity could be increased to 65,000 tons annually without the need for expanding the production facility areas.  Currently, the company produces over 30,600 tons of end product annually.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth each person known by us to be the beneficial owner of five percent (5%) or more of MDHO’s Common Stock, after giving effect to the Share Exchange and the change in control effective as of the Closing Date. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner	Amount of Direct Ownership After Share Exchange	Amount of Indirect Ownership After Share Exchange	Total Beneficial Ownership After Share Exchange	Percentage of Class (1)
Marshall Davis (2) 135 Carolstowne Road Reisterstown, MD 21136 USA	1,114,860	–	1,114,860	5.6%

Fresh Generation Overseas Limited (3) Rong Qiao Economic Zone Fuqing City Fujian Province, 300500 People’s Republic of China	12,000,000	–	12,000,000	60%

Security Ownership of Management

The following table sets forth the ownership interest in MDHO’s Common Stock, as of the date of this Current Report, of all directors individually and all directors and officers as a group, after giving effect to the Share Exchange and the expiration of the ten (10) day time period following the Information Filing Date. Each person named below has sole voting and investment power with respect to the shares shown unless otherwise indicated.

Name and Address of Beneficial Owner (4)	Amount of Direct Ownership After Share Exchange	Amount of Indirect Ownership After Share Exchange		Total Beneficial Ownership After Share Exchange	Percentage of Class (1)
Chen Min, Chairman and Chief Executive Officer	–	3,264,000	(3)	3,264,000	16.3%
Chen Qijie, Director	–	2,184,000	(3)	2,184,000	10.9%
You Jianli, Director	–	4,368,000	(3)	4,368,000	21.8%
Gao Juguang, Director	–	2,184,000	(3)	2,184,000	10.9%
Wang Changzhu, Director	–	–		–	–
Wang Rui, Director	–	–		–	–
Howard Barth, Director	–	–		–	–
Qin Jingshou, Director	–	–		–	–
Yang Feng, Chief Financial Officer	–	–		–	–
ALL DIRECTORS AND OFFICERS AS A GROUP:		12,000,000		12,000,000	60%

(1)
Applicable percentage of ownership is based on 20,000,001 shares of Common Stock outstanding as of the date of this Current Report, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of the date of this Report for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations. The percentage computation is for form purposes only.

(2)
Immediately prior to the Share Exchange, Marshall Davis, the former sole officer and sole director of MDHO, owned 65,625,000 shares of our Common Stock, which constituted 90.50% of the issued and outstanding shares of our Common Stock. Simultaneously with the consummation of the Share Exchange, Mr. Davis entered into a Stock Purchase Agreement with MDHO pursuant to which Mr. Davis delivered 64,510,540 shares of our Common Stock held by him for cancellation in exchange for the transfer by MDHO to Mr. Davis of all the issued and outstanding capital stock of MD Mortgage Corporation, the wholly-owned subsidiary of MDHO (“MD Mortgage”). MD Mortgage has no operations and nominal assets.

As part of the Share Exchange, Marshall Davis resigned from all of his positions as an officer and director of MDHO. His resignation as an officer was effective as of the Closing Date and his resignation as a Director will become effective not earlier than ten (10) days after the Information Filing Date, in accordance with Rule 14F-1 under the Exchange Act.

(3)
Chen Min, Chen Qijie, You Jianli and Gao Juguang previously owned all of the issued and outstanding shares of Fresh Generation Overseas Limited, our principal stockholder following the Share Exchange, in the following proportions: Chen Min (27.2%), You Jianli (36.4%), Chen Qijie (18.2%), Gao Juguang (18.2%).

In November 2008, Chen Qijie, You Jianli and Gao Juguang transferred their interests in Fresh Generation Overseas Limited to Chen Min, as trustee, to hold such interests in trust for their benefit. Chen Qijie, You Jianli and Gao Juguang retain the power to direct Chen Min regarding how to vote or dispose of the shares held in trust.

Also in November 2008, Chen Min entered into a trust agreement with  Banks Yu Po Fung, as trustee, to hold the shares of Fresh Generation Overseas Limited in trust for Chen Min. Chen Min retains investment and voting control over such shares, and accordingly he is the indirect beneficial owner of the shares of our Common Stock held by Fresh Generation Overseas Limited. However, by virtue of the first trust arrangement, Chen Qijie, You Jianli and Gao Juguang are also deemed to beneficially own the shares of our Common Stock held by Fresh Generation Overseas Limited in proportion to their respective interests in the trust assets.

(4)	Each beneficial owner has the same address as MDHO.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding the directors, nominees for director, and executive officers of MDHO, including their ages, after giving effect to the consummation of the Share Exchange and the expiration of the ten (10) day time period following the Information Mailing Date.

Directors

Name	Age	Position(s)	Experience
Chen Min	40	Chairman of the Board of Directors, Chief Executive Officer
Mr. Chen is the founder of Guanwei and has served as  its Chief Executive Officer and Chairman of the Board of Directors since inception in 2005; from 1999 to 2005, Mr. Chen served as Chief Executive Officer and Chairman of the Board of Directors of Fuqing Huanli Plastic Corp. He holds a Bachelors degree in economics from Xiamen University.  Mr. Chen studied at both Japan Arsker College and Japan University and obtained degrees in economics, and obtained a Masters degree in innovative administration from Tsing Hua University in 2009. While in Japan, Mr. Chen completed a study of the advanced Japanese recycling business and upon returning to China in 1999, he established Gaoming Plastics Inc., a plastic recycling business.  Mr. Chen has been working since to expand the scale and level of recycling in China in a cost-efficient way.

Chen Qijie	42	Director
Mr. Qijie has served as Vice General Manager of Guanwei since 2005; from 2002 to 2005, he served as Vice General Manager of Fuqing Huanli Plastic Corp., and prior to that, he worked as a sales representative and then sales manager at Fuqing Gaoming Plastics.  Mr. Qijie earned a diploma in chemistry from Fuzhou University.

You Jianli	47	Director
Mr. Jianli has served as Workshop General Manager of Guanwei since 2005; prior to that, he worked with Mr. Chen at Gaoming Plastics Inc. Mr. You worked for a steel recycling company and plastic recycling and reuse companies in the 1990s.  He also served as Vice General Manager and General Manager of Fujian Yongchao Shoe Manufacture Corp. for 8 years, from 1997 to 2005. He earned a diploma in mechanical engineering from Fuzhou Mechanical College in 1983.

Gao Juguang	46	Director
Mr. Juguang has served as Sales Director of Guanwei since 2005, and during that time, he has successfully developed over 200 client relationships for company in over 10 provinces. Prior to joining Guanwei, he served as Sales Manager of Fujian Zhenyun Plastics Corp., Fujian Yatong Plastics Corp. and Rongyin Plastics Corp. from 1997 to 2005.  He earned a diploma in chemistry from Fuzhou University in 1982.

Wang Changzhu	36	Director
Mr. Changzhu has served on the Board of Directors of Guanwei since 2004.  He founded and has served as President and CEO of Shandong Rongchen Real Property Development Corp. since 2004.  He earned a Bachelors degree in business administration from Yokohama National University in 1995.

Wang Rui	39	Director
Mr. Rui has served on the Board of Directors of Guanwei since 2004.  In 2002, Mr. Rui founded and has served as President and CEO of Tianjin Yuanchuang Shuntian Architech Design & Consulting Inc.  He earned a Bachelors degree in English Literature from Tianjin Foreign Studies University in 1991 and a Bachelors degree in Business & Commerce from University of Tokyo in 1997.

Howard Barth	57	Director
Mr. Barth has served on the Board of Directors of Guanwei since 2005. Also since 2005, he served as President, CEO and as a director of Yukon Gold Corp.,  Mr. Barth is currently a director of Nuinsco Resources Limited (a TSX listed exploration company), New Oriental Energy & Chemical Corp. (a NASDAQ listed company) and Orsus Xelent Technologies, Inc. (an AMEX-listed company).  He is also currently a director for Uranium Hunter Corporation (an OTC BB company).  Mr. Barth has operated his own public accounting firm in Toronto, Canada since 1985, and has over 26 years of experience as a certified accountant.  He is a member of the Canadian Institute of Chartered Accountants and the Ontario Institute of Chartered Accountants. He earned a Bachelors and Masters degree in accounting from York University.

Qin Jingshou	38	Director
Mr. Jingshou has served on the Board of Directors of Guanwei since 2004.  In 2000, he founded and has served as General Manager of Fuqing Yonghe Plastic & Rubbery Corp. inception.  Prior to that he spent 8 years working for various plastic companies in sales and marketing.  He earned a Bachelors degree in Mathematics from Fujian Normal University in 1993.

Executive Officers and Significant Employees

Yang Feng	40	Chief Financial Officer
Mr. Yang has served as Chief Financial Officer of Guanwei since 2009; from 2007 to 2009, he served as Chief Financial Officer of Xi’An Li Ao Technology Inc. From 2003 to 2006, he worked as the financial controller for China Diary Group Limited (CHDA, Singapore Securities Exchange listing) and served as the Chief Financial Officer for Xi'An Silver Bridge Bio-tech Corp. (a Singapore listing corp.) from 2001 to 2003. Mr. Yang is a certified public accountant in China and has over 18 years of accounting experience.  He earned a Bachelors degree in Accounting from China Northwest University.

Legal Proceedings Involving Officers and Directors

During the past five years, no officer or director of Guanwei or Chenxin has:

(1) Petitioned for bankruptcy or had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) Been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Been found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Family Relationships

There are no family relationships by and between or among the members of the Board or other executives. None of our directors and officers are directors or executive officers of any company that files reports with the SEC except as set forth in the Biographies section above.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our Bylaws. Our officers are appointed by the Board and hold office until removed by the Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information concerning all cash and non-cash compensation awarded to, earned or paid to certain of all executive officers and other key employees of the Company who were serving as of the date of this Current Report for services in all capacities during the last two (2) completed fiscal years ended December 31, 2008 and 2007. The compensation listed below was paid to our officers by Guanwei.  The following information includes the U.S. dollar value, based on the exchange rate of the RMB to U.S. dollars on September 29, 2009, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. Yang Feng, our Chief Financial Officer was not employed by Guanwei until 2009, so he is not included in the table.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Chen Min, CEO and Chairman	2007 2008	5,273 5,273	(1)							5,273 5,273

Chen Qije, Vice General Manager	2007 2008	5,273 5,273	(2)							5,273 5,273

You Jianli, Workshop Manager	2007 2008	5,273 5,273	(3)							5,273 5,273

Gao Juguang, Operation Manager	2007 2008	5,273 5,273	(4)							5,273 5,273

You Jianming, Operation Manager	2007 2008	5,273 5,273	(5)							5,273 5,273

Gao Fei, Vice Workshop Manager	2007 2008	6,152 6,152	(6)							6,152 6,152

(1)
Chen Min’s base salary for the fiscal years ended December 31, 2007 and 2008 was RMB 36,000, and RMB 36,000, respectively, or $5,273 for each year (based on the exchange rate of RMB to U.S. dollars on September 29, 2009).

(2)
Chen Qijie’s base salary for the fiscal years ended December 31, 2007 and 2008 was RMB 36,000, and RMB 36,000, respectively, or $5,273 for each year (based on the exchange rate of RMB to U.S. dollars on September 29, 2009).

(3)
You Jianli’s base salary for the fiscal years ended December 31, 2007 and 2008 was RMB 36,000, and RMB 36,000, respectively, or $5,273 for each year (based on the exchange rate of RMB to U.S. dollars on September 29, 2009).

(4)
Gao Juguang’s base salary for the fiscal years ended December 31, 2007 and 2008 was RMB 36,000, and RMB 36,000, respectively, or $5,273 for each year (based on the exchange rate of RMB to U.S. dollars on September 29, 2009).

(5)
You Jianming’s base salary for the fiscal years ended December 31, 2007 and 2008 was RMB 36,000, and RMB 36,000, respectively, or $5,273 for each year (based on the exchange rate of RMB to U.S. dollars on September 29, 2009).

(6)
Gao Fei’s base salary for the fiscal years ended December 31, 2007 and 2008 was RMB 42,000, and RMB 42,000, respectively, or $6,152 for each year (based on the exchange rate of RMB to U.S. dollars on September 29, 2009).

Each of the executive officers of the Company has entered into standard employment contracts with Guanwei, a form of which is attached as an exhibit to this Current Report as Exhibit 10.5. The contracts have 3-year terms and are otherwise consistent with the standard form prescribed by the Fujian Labor and Social Security Administration. The amounts listed in the table above were paid by Guanwei. We have no stock option, retirement, pension or profit-sharing programs for the benefit of directors, officers or other employees, but our Board of Directors may recommend adoption of one or more such programs in the future.

None of the directors or officers have any stock options.

Executive Compensation

Guanwei’s compensation program is designed to provide its executive officers with competitive remuneration and to reward their efforts and contributions to the Company. Elements of compensation for our executive officers include base salary and cash bonuses.

The level of compensation is determined based upon the business experience of our directors and management and anecdotal information obtained by them regarding compensation paid to similarly situated employees within the region. At this time, Guanwei has not yet established formal compensation metrics based upon performance of the executive or the company, nor has Guanwei engaged in a benchmarking process to determine compensation levels.

Cash bonuses may also be awarded to our executives on a discretionary basis at any time.

Director Compensation

Guanwei did not provide any compensation to its directors in the fiscal year ended December 31, 2008. The Company may establish certain compensation plans (e.g. options, cash for attending meetings, etc.) with respect to directors in the future.Prior to the Share Exchange Marshall Davis, the sole director and officer of MDHO was not receiving compensation for his services.

Employment Agreements

Guanwei has a labor contract with each employee as required by law in the PRC. The labor contract mainly includes working content, contract period, working time, payment and other terms.

Benefit Plans

MDHO has no stock option, retirement, pension or profit-sharing programs for the benefit of its directors, officers or other employees; however our Board may recommend the adoption of one or more such programs in the future.

In accordance with Chinese law, Guanwei offers a welfare program pursuant to which it pays pension, accident, medical, birth, job and house allowance payments for all contract employees of Guanwei.

CORPORATE GOVERNANCE

Audit, Corporate Governance and Nominating, and Compensation Committees

Currently, MDHO does not have separately-designated standing audit, corporate governance and nominating, or compensation committees. Functions customarily performed by such committees are performed by our Board of Directors as a whole.  Our company is not required to maintain such committees under the rules applicable to companies listed on the OTCBB.  We intend to create board committees, including an independent audit committee, in the near future.  If we are successful in listing our common stock on NASDAQ, we would be required to have such committees under the NASDAQ rules.

Code of Ethics

MDHO does not currently have a Code of Ethics applicable to its executive officers, however the Board of Directors plans to adopt a Code of Ethics in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Exchange Agreement (Change of Control)

On the closing date of the Share Exchange, MDHO acquired all of the issued and outstanding capital stock of Chenxin from the Stockholder in exchange for the issuance to the stockholders of 12 million newly-issued shares of Common Stock pursuant to the terms of the Exchange Agreement. As a result of the Share Exchange, the Stockholder beneficially owns sixty percent (60%) of the voting capital stock of MDHO. All the shares of the Stockholder are held in trust for Chen Min, the President, CEO and Chairman of the Board of Guanwei.  Upon the execution of the Exchange Agreement, Marshall Davis resigned from each of his officer positions with the MDHO and Chen Min was appointed to serve as Chairman, Chief Executive Officer and President of MDHO. Additionally, Yang Feng was appointed to serve as Chief Financial Officer of MDHO.

Of even date with this Current Report, the Registrant also filed with the SEC an Information Statement complying with Rule 14F-1 under the Exchange Act that describes a change in a majority of the Registrant’s Board that is occurring in connection with the change of control of the Registrant that is described in this Current Report. Upon the execution of the Exchange Agreement, Chen Min was appointed to the Board of Directors of MDHO and not earlier than ten (10) days following the mailing of such Information Statement to the stockholders of MDHO, Mr. Davis’s resignation as a director will become effective and the remaining seven directors shall be appointed to the Board (as detailed in Item 5.02 herein below).

Purchase Agreement

Simultaneously with the consummation of the Share Exchange, Marshall Davis entered into a Stock Purchase Agreement (the “Purchase Agreement”) with MDHO pursuant to which Mr. Davis delivered to MDHO 64,510,540 shares of our Common Stock held by him for cancellation. In consideration for those shares, MDHO transferred to Mr. Davis of all the issued and outstanding capital stock of MD Mortgage Corporation, the wholly-owned subsidiary of MDHO (“MD Mortgage”). MD Mortgage has no operations and nominal assets.

Dividend

In 2009, Chenxin and Guanwei paid dividends in the aggregate amount of $4,409,934 to Chen Min, You Jianli, Chen Qijie and Gao Juguang, each of whom will be directors of MDHO following the consummation of the Share Exchange and the completion of the ten (10) day period following the mailing of the 14F-1 Information Statement discussed above. The dividend was declared in 2008, while Chen Min, You Jianli, Chen Qijie and Gao Juguang were shareholders of Guanwei and Chenxin, but the dividend payment was ratified at the annual shareholders meeting and board of directors meeting on March 11, 2009.

Director Independence

The following non-employee directors of MDHO, each of whom will take office after giving affect to the Share Exchange and the expiration of the ten (10) day time period following the mailing of the Schedule 14F-1, are independent pursuant to Nasdaq Rules and the rules of the Securities and Exchange Commission:

Howard Barth
Wang Rui
Wang Changzhu
Qin Jingshou

The following directors are not independent pursuant to Nasdaq Rules and the rules of the Securities and Exchange Commission: Chen Min, Chen Qijie, You Jianli, and Gao Juguang.

DESCRIPTION OF SECURITIES

CHENXIN AND GUANWEI

The authorized capital stock of Chenxin is comprised of 10,000 ordinary shares, nominal value HK$1.00 per share.  Following the consummation of the Share Exchange, all 10,000 ordinary shares of common stock of Chenxin are held by MDHO. Guanwei is a wholly-owned subsidiary of Chenxin.

MD HOLDINGS CORP.

As of the date of  this Current Report, and following the consummation of the Share Exchange, the authorized capital stock of MDHO consists of 500,000,000 shares of common stock, par value $0.001 per share, of which 20,000,001 are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are issued and outstanding. The following statements set forth the material terms of MDHO’s capital stock; however, reference is made to the more detailed provisions of, and these statements are qualified in their entirety by reference to, MDHO’s Articles of Incorporation and Bylaws, copies of which are filed as exhibits to MDHO’s SEC filings.  There are no provisions in MDHO’s Articles of Incorporation or Bylaws that would delay, defer or prevent a change in our control.

Common Stock

Except as otherwise required by applicable law and subject to the preferential rights of the any outstanding preferred stock, all voting rights are vested in and exercised by the holders of Common Stock with each share of Common Stock being entitled to one (1) vote. In the event of liquidation, holders of Common Stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of Common Stock have no cumulative voting rights. Holders of Common Stock have no preemptive or other rights to subscribe for shares. Holders of Common Stock are entitled to such dividends as may be declared by the Board out of funds legally available therefor.

Preferred Stock

The Board of Directors is empowered, without further action by stockholders, to issue from time to time one or more series of preferred stock, with such designations, rights, preferences and limitations as the Board may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters among such series as may be determined by the Board, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any) and voting rights. Certain issuances of preferred stock may have the effect of delaying or preventing a change in control of our company that some stockholders may believe is not in their interest.

Penny Stock Rules

Our Common Stock is subject to the penny stock rules which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock. A penny stock is generally a stock that:

☐	is not listed on a national securities exchange or NASDAQ,

☐	is listed in “pink sheets” or on the OTC,

☐	has a price per share of less than $5.00, and

☐	is issued by a company with net tangible assets less than $5,000,000.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

☐	determination of the purchaser's investment suitability,

☐	delivery of certain information and disclosures to the purchaser and

☐	receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules, such rules may materially limit or restrict the ability to resell our common stock and the liquidity typically associated with other publicly traded equity securities may not exist.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. In the event our common stock becomes subject to the penny stock trading rules, such rules may materially limit or restrict the ability to resell our common stock and the liquidity typically associated with other publicly traded equity securities may not exist.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Transfer Agent

Corporate Stock Transfer currently acts as our transfer agent and registrar. Corporate Stock Transfer may be contacted at 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209 or by telephone at 303-282-4800.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our Common Stock has been listed on the OTCBB under the symbol “MDHO” since August 14, 2008. There has been an extremely limited public market for our Common Stock.  As of the date of this Current Report, and following the consummation of the Share Exchange, 20,000,001 shares of our Common Stock were issued and outstanding.

When the trading price of our Common Stock is below US$5.00 per share, the Common Stock is considered to be a “penny stock” that is subject to rules promulgated by the SEC (Rule 15-1 through 15g-9) under the Exchange Act. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the SEC’s standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the brokers-dealer’s and sales representatives compensation; and (d) providing to customers monthly account statements.

The following table sets forth on a per share basis for the periods shown, the high and low closing bid prices of our Common Stock. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Closing Bid Prices	High	Low

Calendar Year Ending December 31, 2009

3 rd Quarter:	$0.02857	$0.02857

2 nd Quarter:	*	*

1 st Quarter:	*	*

Calendar Year Ended December 31, 2008

4 th Quarter:	*	*

3 rd Quarter:	*	*

*   We did not have a bid and ask price quoted for this time period.

The high and low bid quotations for the Common Stock as of November 5, 2009 were $0.02857 and $0.02857, respectively.  The market quotations represent prices between dealers, do not include retail markup, markdown, or commissions and may not represent actual transactions.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Board. We presently intend to retain all earnings, if any, for use in our business operations and accordingly, the Board does not anticipate declaring any cash dividends for the foreseeable future. We have not paid any cash dividends on our Common Stock.

Holders of Common Equity

As of the date of this Current Report and following the consummation of the Share Exchange, MDHO has issued 20,000,001 shares of our Common Stock to 19  holders.

The Company believes that it has more stockholders since many of its shares are held in “street” name. See also the “Security Ownership of Certain Beneficial Owners and Management” above for a table setting forth (a) each person known by us to be the beneficial owner of five percent (5%) or more of our Common Stock and (b) all directors and officers individually and all directors and officers as a group as of the date of this Report, after giving effect to the Exchange.

Securities Authorized for Issuance under Equity Compensation Plans

As of the date of this Current Report, we have no compensation plans (including individual compensation arrangements) under which MDHO’s equity securities are authorized for issuance.

LEGAL PROCEEDINGS

As of the date hereof, there is no pending or outstanding material litigation with respect to the Company.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law authorizes, and our Bylaws provide for, indemnification of our directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We are obligated to file reports with the SEC pursuant to the Exchange Act. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10am and 3pm. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov ..

We also maintain a website at http://www.guanweirecycling.com .. We plan to make available in the near future on our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Until the posting of such reports on our website, we will voluntarily provide electronic or paper copies of our filings free of charge upon written request to the Company at our principal executive offices.

Item 3.02   Unregistered Sales of Equity Securities.

On November 5, 2009, pursuant to the Purchase Agreement, MDHO transferred to Marshall Davis all of the issued and outstanding capital stock of MD Mortgage Corporation, the wholly-owned subsidiary of MDHO. The consideration for such transfer was the delivery for cancellation of 64,510,540 shares of our Common Stock held by Mr. Davis. The issuance was exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) of the Securities Act, as a transaction by an issuer not involving a public offering.

On November 5, 2009, pursuant to the Exchange Agreement, MDHO issued 12 million shares of our Common Stock to Fresh Generation Overseas Limited, a British Virgin Islands company (the “Stockholder”). The consideration for such issuance was the transfer by the Stockholder of all of the issued and outstanding capital stock of Hongkong Chenxin International Development Limited, a Hong Kong corporation. The issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof, as a transaction by an issuer not involving a public offering.

Item 5.01   Change in Control of Registrant

On the Closing Date of the Exchange Agreement, MDHO acquired all of the issued and outstanding capital stock of Chenxin from the Stockholder in exchange for the issuance by the Company to the Stockholder of an aggregate of 12 million newly-issued shares of Common Stock. As a result of the Share Exchange, the Stockholder beneficially owns an aggregate of sixty percent (60%) of the voting capital stock of MDHO. Upon the execution of the Exchange Agreement, Marshall Davis resigned from each of his officer positions with the Registrant and Chen Min was appointed to serve as Chief Executive Officer of the Registrant. Marshall Davis’ resignation as a director of the Registrant, and the appointment of Howard Barth, Wang Rui, Wang Changzhu, Qin Jingshou, Chen Qijie, You Jianli, and Gao Juguang to serve as Board members of the Registrant, shall become effective on the 10th day following the Information Filing Date (as detailed in Item 5.02 herein below).

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On the Closing Date, Marshall Davis resigned from each of his officer positions with the Registrant, and Chen Min was appointed as a director and Chief Executive Officer. Following the expiration of the ten (10) day time period following the mailing of an Information Statement complying with rule 14F-1 under the Exchange Act, Mr. Davis’ resignation as a director shall become effective and Howard Barth, Wang Rui, Wang Changzhu, Qin Jingshou, Chen Qijie, You Jianli, and Gao Juguang shall serve as directors of the Registrant, with Chen Min serving as Chairman of the Board. For further information on these individuals, please see the Section entitled “Directors, Executive Officers, Promoters and Control Persons” herein above.

Item 5.06   Change in Shell Company’s Status

Prior to the Closing Date, MDHO was a shell company, other than a business combination related shell company, as that term is defined in Rule 12b-2 under the Exchange Act.

Upon completion of the Exchange, MDHO ceased being a shell company. From and after the Closing Date, the operations of Chenxin and Guanwei are the only operations of MDHO.

Item 8.01   Other Events

On November 5, 2009, prior to the consummation of the Share Exchange discussed elsewhere in this Current Report, the Registrant effected a 3.5 for 1 forward split (the “Forward Split”) of its common stock, par value $0.001 per share (“Common Stock”). The number of  shares of authorized Common Stock and the par value did not change as a result of the Forward Split.

The record date for determining the shareholders entitled to receive the Forward Split shares was November 2, 2009. As a result of the Forward Split, all shareholders of record on November 2, 2009 received three and one half (3½) shares of Common Stock for every one (1) share of Common Stock they held on that date. On November 5, 2009, the Registrant’s transfer agent will cause to be issued and mailed to the eligible shareholders of record, two and one half (2½) additional shares of Common Stock for each share of Common Stock held by such shareholders, thereby effectuating the Forward Split on a 3.5:1 basis.

Consummation of the Forward Split did not result in a change in the relative equity position or voting power of the shareholders of the Registrant. Additionally, there was no change in the Registrant’s CUSIP number for the Common Stock or the Registrant’s trading symbol on the OTCBB as a result of the Forward Split. The Forward Split resulted in the increase the number of shares of the Registrant’s Common Stock issued and outstanding to 72,510,141.

Immediately following the consummation of the Forward Split, 64,510,140 shares of Common Stock held by Marshall Davis, the Registrant’s principal stockholder, were cancelled pursuant to the Stock Purchase Agreement discussed in Item 2.01 above. Following the consummation of the Share Exchange and as of the date of this Current Report, 20,000,001 shares of our Common Stock are issued and outstanding.

Item 9.01   Financial Statements and Exhibits

(a)	Financial Statements attached hereto as Exhibits 99.1 and 99.2.

(b)	Pro Forma Financial Statements attached hereto as Exhibit 99.3.

(c)	See (a) and (b) above.

(d)	Exhibit No Description:

EXHIBIT NO.	DESCRIPTION

2.1	Share Exchange Agreement by and between MDHO, Chenxin and the Stockholder, dated November 5, 2009 (1)

3.1	Articles of Incorporation of MDHO, dated December 13, 2006. (2)

3.2	Bylaws of MDHO (3)

3.3	Certificate of Amendment to Articles of Incorporation of MDHO, dated January 28, 2008 (4)

3.4	Certificate of Incorporation of Chenxin (1)

3.5	Memorandum and Articles of Association of Chenxin (1)

3.6	Articles of Associations of Guanwei (1)

3.7	Enterprise Business License of Guanwei, dated December 27, 2007 (1)

3.8	Enterprise Business License of Guanwei, dated December 23, 2008 (1)

10.1	Share Exchange Agreement and Stock Purchase between MDHO and MD Mortgage Corp., dated January 15, 2007 (5)

10.2	Asset Transfer Agreement, between Fuqing State-Owned Assets Management & Investment Corp. and Guanwei, dated January 11, 2006 (1)

10.3	Land Use Certificate, issued by the Ministry of State-Owned Land Resources of the People’s Republic of China to Guanwei, dated November 8, 2006 (1)

10.4	Audit Report and Certificate, issued by Tuv Rheinland Cert. gmbH to Guanwei (1)

10.5	Form of Employment Contract (1)

10.6	Stock Purchase Agreement, between MDHO and Marshall Davis, dated November 5, 2009 (1)

10.7	Indemnity Agreement, by and between Chenxin, the Stockholder, and Marshall Davis, dated November 5, 2009 (1)

10.8	Maximum Amount Loan with Pledge Contract, dated January 17, 2008 between Guanwei and Fuqing Rural Credit Cooperative Bank (1)

21.1	List of Subsidiaries of MDHO (1)

99.1
Audited Consolidated Balance Sheets of Chenxin and Guanwei as of December 31, 2008 and 2007 and Consolidated Statements of Income and Comprehensive Income, Cash Flows and Changes in Shareholders’s Equity for the years ended December 31, 2008 and 2007

99.2
Unaudited Condensed Consolidated Balance Sheets of Chenxin and Guanwei as of June 30, 2009 and December 31, 2008 and Unaudited Condensed Consolidated Statements of Income and Comprehensive Income and Cash Flows for the Three and Six Months Ended June 30, 2009 and 2008

99.3	Unaudited Pro Forma Combined Balance Sheets as of June 30, 2009

(1)	Provided herewith.
(2)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (File No. 333-149013), Exhibit 3.1, filed on February 1, 2008.
(3)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (File No. 333-149013), Exhibit 3.2, filed on February 1, 2008.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (File No. 333-149013), Exhibit 3.3, filed on February 1, 2008.
(5)	Incorporated by reference to the Registrant’s Registration Statement on Form SB-2 (File No. 333-149013), Exhibit 10.1, filed on February 1, 2008.

SIGNATURE PAGE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2009

MD HOLDINGS CORP.

By:	/s/ Chen Min
Name:	Chen Min
Title:	Chief Executive Officer and Chairman of the Board of Directors